AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 2005.

REGISTRATION NO. 333-123890

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2 to FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRTRA SYSTEMS, INC.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

TEXAS	334310	93-1207631
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

440 North Center

Arlington, Texas 76011

(817) 261-4269

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

440 North Center

Arlington, Texas 76011

(817) 261-4269

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

L. Kelly Jones, chief executive officer

440 North Center

Arlington, Texas 76011

(817) 261-4269

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF AGENT FOR SERVICE)

COPIES TO:

DAVID C. THOMAS, ESQ.

185 Madison Avenue

10th Floor

New York, NY 10016

(212) 725-4423

(212) 684-9022 Fax

COUNSEL TO ISSUER

_________________

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.005 Par Value (2)	6,800,000	$ .31	2,108,000

Common Stock, $.005 Par Value (3)	750,000	$.33	247,500
Common Stock, $.005 Par Value (4)	75,000	$.31	23,250
Total	25,625,000		$7,958750

(1) All shares are to be offered by selling shareholders from time to time at fluctuating market prices.  The registration fee for these shares is calculated in accordance with Rule 457(c).  Except as otherwise noted, the maximum offering price is based upon $0.3075 per share, which was the average of the bid and ask prices for our common stock as reported on the OTC Bulletin Board on March, 21, 2005, rounded to two decimal places.

 (2) Consists of up to 6,800,000 shares which may be issued to holders of our convertible subordinated debentures issued on February 25, 2005.

(3) Issuable upon the exercise of common stock purchase warrants issued to Dutchess Private Equities Fund, L.P., and Dutchess Private Equities Fund II, L.P. the debenture holders on February, 25, 2005.  The exercise price of the warrants is $0.33, but is subject to adjustment under some circumstances.

 (4) Consists of 75,000 shares to be sold by a shareholder who acquired the shares in an earlier private placement transaction.

In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends, or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VirTra Systems, Inc.

440 North Center, Arlington, Texas 76011 (817) 261-4269

7,625,000 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their sale by the selling shareholders.

This prospectus relates to the sale by the selling shareholders of up to 7,625,000 shares of common stock.  The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.  Of the shares offered,

•

75,000 shares are presently outstanding,

•

up to 6,800,000 shares are issuable to Dutchess Private Equities Fund, L.P., and Dutchess Private Equities Fund II, L.P., as holders of our convertible subordinated debentures issued on February 25, 2005, and

•

up to 750, 000 shares are issuable upon the exercise of warrants issued to the debenture investors, and

We will receive no proceeds from the sale of the shares by the selling shareholders.  However, we may receive $0.28 per share from the sale to the Dutchess funds of shares issuable upon the exercise of any warrants that they may exercise--$210,000 if all of the warrants are exercised.  We intend to use any proceeds from the exercise of warrants by Dutchess for working capital and general corporate purposes.

Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol “VTSI.”  On May 24, 2005, the average of the bid and asked prices of the common stock on the OTC Bulletin Board was $0.21 per share.

Investing in the common stock involves a high degree of risk. The opinion of our independent auditor for the year ended December 31, 2004 expressed substantial doubt as to our ability to continue as a going concern.   You should not invest in the common stock unless you can afford to lose your entire investment.  See "Risk Factors" on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2005.

Please read this prospectus carefully. It describes our company, finances, products, and services.  Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," are forward-looking and may involve a number of risks and uncertainties.  Actual results and future events may differ significantly based upon a number of factors, including:

•

we have had significant operating losses since starting business and we expect to continue losing money for some time;

•

we expect competition from companies that are much larger and better financed than we are;

•

we cannot be sure our products will be accepted in the marketplace; and

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we are in default on loans from three of our shareholders, and we are also in default under several of our equipment lease financing agreements.

In this prospectus, we refer to VirTra Systems, Inc. as "we" or "VirTra Systems," Dutchess Private Equities Fund, L.P and Dutchess Private Equities Fund II, L.P., collectively, as "Dutchess.”

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information you should consider before investing in the common stock. Our revenues for the fiscal year ended December 31, 2005 were $1,328,180, and our net income was $1,566,091 (after a non-recurring item from debt forgiveness of $4,922,500).  Our revenue for the quarter ended March 31, 2005 was $166,005, and our loss for that quarter was $800,506.

As of December 31, 2004, our liquidity position was extremely precarious. We had current liabilities of $4,692,164, As of December 31, 2004,  there was only $221,826 in current assets available to meet those liabilities.

You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  “Virtual reality” is a generic term associated with computer systems that create a real-time visual/audio/haptic (touch and feel) experience.  Virtual reality immerses participants into a three-dimensional real-time synthetic environment generated or controlled by one (or several) computer(s).  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system.  Our historic areas of application have included the entertainment/amusement, advertising/promotion, and training/simulation markets.

Our “immersive virtual reality™” devices are computer-based, and allow participants to view and manipulate graphical representations of physical reality.  Stimulating the senses of sight, sound, touch, and smell simultaneously, our virtual reality devices envelop the participant in dynamic filmed or computer-generated imagery, and allow the participant to interact with what he or she sees using simple controls and body motions. Virtual reality products have traditionally employed head-mounted displays that combine high-resolution miniature image source monitors, wide field-of-view optics, and tracking sensors in a unit small and light enough to be worn on the head.  These products usually surround the participant with dynamic three-dimensional imagery, allowing the user to change perspective on the artificial scenes by simply moving his or her head.  Virtual reality devices have in the past been used primarily in connection with electronic games, as, by surrounding the player with the sights, sounds, and smells he or she would experience in the real world, play is made far more realistic than it would be if merely presented in a two-dimensional flat screen display.

We maintain our corporate office at 440 North Center, Arlington, Texas 76011, and our telephone number is (817) 261-4269.  We also maintain engineering, technical, and production offices, and a demonstration facility, at 5631 South 24th Street, Phoenix, Arizona 85040, with a phone number of (602) 470-1177.

The Offering

The selling shareholders are:

Shareholder	Number of Shares
Dutchess Private Equities Fund II, L.P. (1)	4,530,000
Dutchess Private Equities Fund, L.P. (1)	3,020,000
Gary Cella	75,000
Total	7,625,000

(1) The number of shares beneficially owned by holders of our convertible subordinated debentures is indeterminate as the conversion price of those debentures is based upon market price of the shares.  In computing the numbers of shares held by these holders, the 6,800,000 million shares covered by this registration statement for sale following conversion have been divided proportionately to the principal amount of debentures held by each holder.

This prospectus relates to 6,800,000 shares of our common stock that we have reserved for possible issuance to Dutchess as holders of three-year eight percent convertible debentures in the principal amount of $750,000.  The holders of these convertible debentures have the right to convert the debentures, with accrued interest, into shares of our common stock at the lesser of $0.33 or 80 percent of the lowest closing bid price for our common stock during the 15 full trading days prior to the dates the holders give us their notices of conversion.  The prospectus also relates to 750,000 shares of our common stock that Dutchess may acquire upon exercise of warrants. The warrants provide for a strike price of $0.33 per share as to 500,000 shares, and $0.27 per share as to 250,000 shares, and expire on February 25, 2008.

It also covers the sale of shares acquired or to be acquired by another investor as a result of an earlier private placement transaction.  This shareholder has "piggyback" rights as to the registration statement that includes this prospectus.

Key Facts

Common Stock Offered	Up to 7,625,000 shares by selling shareholders. (1)
Offering Price	Prevailing market prices.
Common Stock Outstanding Before This Offering	60,859,064.

Use of Proceeds

None; however, we may receive additional amounts from the sale of shares to Dutchess if they exercise any of the warrants issued to them when they bought their convertible debentures.  Those proceeds will be used for general corporate and working capital purposes.

Risk Factors	The securities offered involve a high degree of risk. See "Risk Factors."
OTC Bulletin Board Common Stock Symbol	“VTSI”

 (1) Includes

•

up to 6,800,000 shares that we may issue to Dutchess as the holders of our convertible subordinated debentures upon conversion of those debentures,

•

up to 750,000 shares underlying warrants issued to Dutchess as the debenture investors, and

•

75,000 shares we have issued in an earlier private placement transaction.

Summary Financial Data

The information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to financial statement included elsewhere in this prospectus.

	Year Ended December 31,
	2004	2003
Revenue	$ 1,328,180	$ 984,490
Loss from operations	(2,352,535)	(588,615)
Net income (loss)	1,566,091	(1,590,122)
Income (loss) per common share	0.03	(0.04)
Weighted average number of common shares outstanding	51,675,342	42,415,964

Balance Sheet Data:
December 31, 2004
Working capital (deficit)	($)
Total assets	1,452,966
Total liabilities	4,694,196
Shareholders' equity (deficit)	(3,241,230)

Risk Factors

An investment in the common stock the selling shareholders are offering to resell is risky.  You should be able to bear a complete loss of your investment.  Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

Risks Related to Our Business

We expect sales of our advertising and promotion virtual reality products to be strongly affected by general business trends. A decline in business activity could reduce our margins and our prospects of becoming profitable

Sales of our applications of virtual reality in the advertising and promotion fields are likely to be closely tied to the general level of business activity in the country, and particularly on the overall willingness of businesses to increase the amount they spend on advertising or promotion.  Historically, in times of economic slowdown businesses have reduced their spending on advertising.  Since custom applications for advertising generally carry a higher profit margin for us than our entertainment-related products and services, an overall decline in business activity could seriously reduce our margins and our prospects of becoming profitable.

Other companies with more resources and greater name recognition may make competition so intense that the business will not be profitable. Our patents and patent applications offer only limited protection from competition from these other companies.

Although we have received a patent, have an exclusive license on a patent, and have several patent applications pending, covering our most valuable virtual reality technology in the training/simulation market, that patent, the license, and the other patents if issued, will provide only limited protection.  They will not prevent other companies from developing virtual reality products similar to ours using other methods.  If we are successful a number of other companies with far more money and greater name recognition may compete with us.   That competition could exert downward pressure on the price we could charge for our products, making it more difficult for us to become profitable.

Our operating results may fluctuate significantly and may be difficult to predict. Failure to meet the expectations of investors could cause our stock price to decline.

Our operating results will likely fluctuate in the future due to a number of factors, many of which will be outside our control.  These factors include:

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pricing competition;

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military and law enforcement budgets and budgeting cycles, which may fluctuate to to the effects of a wartime economy;

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the announcement or introduction of new and/or competing products in our markets; and

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the amount and timing of costs relating to expansion of our operations.

Due to these factors, factors discussed elsewhere in this document, or unforeseen factors in some future quarter, our operating results may not meet the expectations of investors, and if this happens, the trading price of the common stock of our company may decline.

The success of our new line of virtual reality training simulators will be affected by political considerations, such as the willingness of governmental agencies to spend additional amounts on our product to train military and law-enforcement personnel. Reductions or slowdowns in funding could reduce our ability to meet our obligations as they come due.

The major application of our new line of training simulators is for situational awareness and firearms training for law enforcement and military personnel.  We have unveiled these simulators only within the past 14 months, and have begun penetrating the market with sales to foreign and domestic law enforcement agencies ($206,900 and $142,600, respectively), the U.S. Air Force ($334,950), the U.S. Army ($213,850), and a classified agency within the U.S. Department of Defense ($224,150).  Not all of these contracted sales have yet been booked as accunting revenue, as the income may not have been fully earned.  Four simulator units have been fully installed, two have been shipped and are awaiting installation, while others are in various stages of production and contracting.  We currently have no other additional legally-binding purchase orders outstanding.  We cannot give assurance that interest in these simulators will be long-lived, that funds will be budgeted to acquire more of our products for that purpose, or that we will be selected to supply additional training simulators.  In addition, it is not uncommon for expected contracts for which we have incurred significant marketing costs to be delayed until the required funds have been appropriated.  Delays in funding can severely reduce our ability to meet our obligations as they come due.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We estimate our current "burn rate" -- the amount necessary to sustain our operations -- at approximately $120,000 per month, or $1,440,000 per year. To fully implement our current business plan, we will likely need to raise additional funds within the next 12 months in order to fund the operations of the company.  We expect that the majority of these funds will come from institutional financing calling for advances against the proceeds of purchase order contracts we receive. However, if we are unable to obtain contract financing, we will need to seek financing from other sources.  If we raise funds through other sources, such as convertible preferred stock or debentures you may experience significant dilution of your ownership interest, and these securities may have rights senior to the rights of common shareholders.  If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund continuing operations, develop our products, or take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Our past inability to pay our debts as they come due may make it difficult or impossible to obtain a bank loan in the absence of security arrangements and/or personal guarantees from management.

We have outstanding substantial amounts on promissory notes and convertible promissory notes that we are contesting or that we have been unable to pay. Collection on some of these notes is barred by the statute of limitations. However, our history of non-payment may make it difficult for us to get future bank financing for our operations on an unsecured basis or without personal guarantees from our officers. We currently have two bank loans which are secured by real estate or equipment. Our president has guaranteed these loans, but we cannot give any assurance that he will remain willing to guarantee future obligations. While we believe that financing of our expected purchase orders will be available on a secured basis, we cannot give any assurance that this is the case. We may not be able to borrow enough to carry out our business plan if bank financing is not available.

We expect our stock price to be volatile. As a result, investors could suffer greater market losses in a down market than they might experience with a more stable stock. Volatility in our stock may also increase the risk of having to defend a securities class action, which could be expensive and divert management's attention from managing our  business.

The market price of our common shares has been subject to wide fluctuations in response to several factors, such as:

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actual or anticipated variations in our results of operations;

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announcements of technological innovations;

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new services or product introductions by us or our competitors;

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changes in financial estimates by securities analysts; and

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conditions and trends in the training/simulation and advertising promotion fields.

The stock markets generally, and the OTC Bulletin Board in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies, and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political, and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock of the company.  In the past, securities class action litigation has often been brought against companies after periods of volatility in the market price of their securities.  If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

We have had significant operating losses ever since starting business and we expect to continue losing money for some time.

To date, we have incurred significant losses. At December 31, 2004, our accumulated deficit was $11,753,816 and our stockholders’ deficit was $3,241,230.

For the year ended December 31, 2004, although we showed net income of $1,566,091, we actually lost $2,352,535 from operations.  These losses were caused primarily by the fact that our level of sales has been low compared to our general and administrative expenses.  In order to become profitable, we will have to increase our revenues substantially.  Based on our current projections, we do not expect to become profitable until promotional/advertising and training/simulation sales reach at least $5,000,000 annually.

We depend heavily on the continued service of our chief executive officer and our president. Loss of the services of either of them could adversely affect our prospects.

We place substantial reliance upon the efforts and abilities of L. Kelly Jones, our chief executive officer, and on the technical capabilities of Bob Ferris, our president.  The loss of Mr. Jones's or Mr. Ferris's services could have a serious adverse effect on our business, operations, revenues, or prospects.  We do not currently have an employment agreement with either Mr. Jones or Mr. Ferris, or maintain any key man insurance on their lives, and we do not intend to maintain any key man insurance for the immediate future.

We are in default on certain equipment leases and shareholder promissory notes. If these leaseholders and noteholders are successful in suing us we may have to curtail our operations, making it difficult to reach a profitable level of operations.

We previously operated virtual reality entertainment centers in a number of theme parks.  We leased some of the equipment needed to operate these entertainment centers from approximately 140 leaseholders.  In October of 2001 we told all of the leaseholders that we were suspending payments on their leases.  Further, we previously had entered into promissory notes with approximately 14 shareholders.  We were successful with a debt-to-equity conversion plan in December of 2004 with the holders of approximately 90% of the combined leaseholders/noteholders converting lease obligation to common stock. However, we remain in default with the remainder -- 19 unconverted leaseholder investments in default as of March 31, 2005, representing $547,000 in principal, and $327,200 in accrued interest, and three noteholders, representing $294,300 in principal amount and interest.  Litigation has been commenced against us by four leaseholders, and unless we are able to cure these defaults, settle the lawsuits, or prevail in the litigation, there is some possibility that we will be required to pay these obligations as judgments against us are received.  We have recently agreed to settlements that would eliminate $274,000 in principal amount of one of these promissory notes, and $240,000 in principal amount and $131,200 in interest on one of these leases. However, the settlement documents have not yet been fully signed.  The resulting impact on our working capital could make it difficult or impossible for us to become profitable.

It is difficult to predict the impact of our proposed marketing efforts. If these efforts are unsuccessful we may not earn enough revenue to become profitable.

Our success will depend on adequate marketing resources.  Our marketing plan includes attending trade shows and making private demonstrations, advertising and promotional materials, advertising campaigns in both print and broadcast media, cooperative marketing arrangements with the advertising industry, and other complimentary training/simulation and advertising/promotion-related operations.  We cannot give any assurance that these marketing efforts will be successful. If they are not, revenues may be insufficient to cover our fixed costs and we may not become profitable.

We do not expect to pay dividends for some time, if at all.

No dividends have been paid on the common stock.  We expect that any income received from operations will be devoted to our future operations and growth.  We do not expect to pay cash dividends in the near future.  Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

A majority of our shareholders can elect all of our directors. As a result, investors will have only a limited voice in determining our future.

There is no cumulative voting for the election of our directors.  As a result, the holders of a majority of our outstanding voting stock may elect all of our directors if they choose to do so, and the holders of the remaining shares will not be able to elect any directors.  Currently, our officers and a consultant own a substantial percentage of the shares of common stock outstanding and are in a position to control our affairs, including the election of the board of directors.

Our business is subject to economic downturns to a greater extent than other companies' businesses might be.

Since we offer products and services that are generally considered discretionary, an economic downturn could have adverse consequences for us.

There is only a limited market for our shares. As a result, investors may find it difficult to sell any significant amounts of our stock.

While there is common stock that is "free trading," there is only a limited and relatively "thin" market for that common stock.  We cannot give any assurance that an active public market will develop or be sustained.  This means you might have difficulty liquidating your investment if that becomes necessary.

We may not have enough funding to complete our business plan.

We expect the major source of our operational funding over the next 36 months will be purchase order financing based on anticipated large military contracts.  We also intend to require substantial up-front payments in our contracts for delivery of training simulators and custom advertising/promotional virtual reality applications.  However, we may need additional financing to fully implement our business plan.   We cannot give any assurance that this additional financing could be obtained on attractive terms, or at all.  In addition, our ability to raise additional funds through a private placement may be restricted by SEC rules which limit a company's ability to sell securities similar to those being sold in a registered offering before that offering is completed or otherwise terminated.  Lack of funding could force us to curtail substantially or cease our operations.

The market in which we compete is subject to rapid technological change. If we are unable to continue improving our products to meet competitive conditions our revenues may suffer.

Both virtual reality technology, and technology in the training/simulation and advertising/promotion markets, change rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly.  Our success will depend, in part, on our ability to improve our existing products and develop new products that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. Failure to continue improving our product lines could lead to lost revenue as customers selected more technologically advanced offerings from our competitors.

Trading in our common stock on the OTC Bulletin Board may be limited.

Our common stock trades on the OTC Bulletin Board.  The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than trading of securities listed on an exchange such as AMEX or Nasdaq Small Cap, we intend to try to list our shares on one of those exchanges in the future. However, we cannot give any assurance that an application for listing on either of such exchanges will be accepted.  As a result, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulations. These regulations could make it more difficult for you to sell shares you acquire in the offering.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks.  These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market.  These regulations also impose various sales practice requirements on broker-dealers.  The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions that require a vote of our shareholders.

 Our directors and executive officers currently own approximately 25.78 % of our outstanding common stock  (including options to purchase 4,100,000 shares which have vested), and have an unvested option on an additional 1,000,000 shares.  As a result, management is in a position to influence significantly the election of our directors and all other matters that are put to a vote of our shareholders.

The exercise of options and warrants could depress our stock price and reduce your percentage of ownership.

In addition to the 1,250,000 warrants held by Dutchess and the 496,703 contested warrants held by Swartz, our directors and officers hold options to buy our shares, as indicated above.  In the future, we may grant more warrants or options under stock option plans or otherwise.  The exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding, or that may be granted in the future, will dilute the percentage ownership of our other shareholders.  The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock that will be outstanding after this offering.

Risks Related to This Offering

Future sales by our shareholders may reduce our stock price and make it more difficult for us to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock.  Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or even to sell these securities at all.  Of the 60,859,064 shares of common stock outstanding as of March 25, 2005, 22,254,494 shares of common stock held by existing shareholders are restricted securities and may be resold in the public market only if registered or pursuant to an exemption from registration.  Some of these shares may be resold under Rule 144.  Immediately following the effective date of this prospectus, and not including the shares to be issued upon conversion of the convertible debentures,  shares of common stock would be freely tradable without restriction, unless held by our affiliates.

If all shares registered in this offering are resold in the public market, there will be an additional 7,625,000 shares of common stock outstanding.  The holders of our convertible debentures will be able to convert and sell at any time after the accompanying registration statement becomes effective.

The holders of the convertible debentures will be able to convert their debentures to shares of common stock at conversion values less than the then-prevailing market price of our common stock. As a result, the price of our common stock may decline as the debenture holders sell their shares.

The common stock we issue upon conversion of our convertible debentures will be issued at values at least 20 percent lower than the lowest closing bid price for our common stock during the 15 trading days before the date we get notice of a conversion.  These discounted conversion prices and sales could cause the price of our common stock to decline.

The selling shareholders intend to sell their shares of common stock in the market, and those sales may cause our stock price to decline.

The selling shareholders intend to sell in the public market the shares of common stock being registered in this offering.  That means that up to 7,625,000 shares of our common stock, the number of shares being registered in this offering, may be sold.  Those sales may cause our stock price to decline.

The price you pay in this offering will fluctuate.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTC Bulletin Board.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Selling Shareholders

The following table presents information regarding the selling shareholders.  None of the selling shareholders has held a position or office, or had any other material relationship, with us.

Selling Security Holder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Dutchess Private Equities Fund, II L.P. (1)(2)	4,530,000	6.9%	4,530,000	-
Dutchess Private Equities Fund L.P. (2)(3)	3,020,000	4.7%	3,020,000	-
Gary Cella	200,000	0.3%	75,000	0.1%

(1) Includes 450,000 shares issuable on exercise of warrants and 4,080,000 shares issuable upon conversion of convertible subordinated debentures

(2) The number of shares beneficially owned by holders of our convertible subordinated debentures is indeterminate as the conversion price of those debentures is based upon market price of the shares.  In computing the numbers of shares held prior to the offering by holders of convertible subordinated debentures, we have assumed that the applicable conversion price will be $0.33, based on the historical price range of our common stock during the year before filing the registration statement of which this prospectus is a part.  We are registering additional shares for this offering because the conversion price may be lower than that assumed price.  As a result, the numbers of shares shown in this table do not correspond to those shown under the caption "The Offering."

Dutchess Capital Management, Inc. serves as general partner to both Dutchess funds. Michael A. Novielli and Douglas H. Leighton serve as managing members of Dutchess Capital Management, Inc.

(3) Includes 300,000 shares issuable on exercise of warrants and 2,720,000 shares issuable upon conversion of convertible subordinated debentures.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling securityholders.  However, we may receive $0.28 per share from the sale to the Dutchess funds of shares issuable upon the exercise of any warrants that they may exercise -- $210,000 if all of the warrants are exercised.  We intend to use any proceeds from the exercise of warrants by Dutchess for working capital and general corporate purposes.

Capitalization

The following table shows our total capitalization as of December 31, 2004.

Common stock, $0.005 par value; 100,000,000 shares authorized, 60,438,152 issued and outstanding	$ 302,191
Additional paid-in capital	8,210,395
Accumulated deficit	(11,753,816)
Total capitalization	$(3,241,230)

Registration Rights

We granted registration rights to Dutchess as the holders of our convertible subordinated debentures for the shares they may receive if they convert the debentures.  We had previously granted piggyback registration rights to a shareholder who previously purchased our common stock in a private offering.

The registration statement that includes this prospectus will register all of those shares when it becomes effective.  We will bear the cost of the registration.

Dutchess' Right to Indemnification

We have agreed to indemnify Dutchess (including its shareholders, officers, directors, employees, investors, and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with our registration rights agreement, other related agreements, or the registration statement.

Net Proceeds

We cannot predict the total amount of proceeds we will raise in this transaction. However, we expect to incur expenses of approximately $15,937 consisting primarily of professional fees incurred in connection with registering 7,625,000 shares in this offering.

Plan of Distribution

The selling shareholders have each told us they intend to sell the common stock covered by this prospectus from time to time on the OTC Bulletin Board market, or in any other market where our shares of common stock are quoted. The selling shareholders, and any brokers, dealers, or agents that participate in the distribution of the common stock, may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions, or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  We will inform the selling shareholders that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling shareholders must be registered to sell securities in all 50 states.  In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses of the registration, offering, and sale of the shares of common stock to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers. and agents.  We have agreed to indemnify the selling shareholders and their controlling persons against certain liabilities, including liabilities under the Securities Act.  We estimate that the expenses of the offering to be borne by us will be approximately $15,937.    We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholders.   We will, however, receive proceeds from the sale of common stock under the warrants.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus.  Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  We will advise the selling shareholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in the above Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Price Range of Common Stock

Our common stock is quoted under the symbol "VTSI" on the OTC Electronic Bulletin Board.  The following table sets forth the high and low bid prices for shares of our common stock for 2002, 2003, and 2004, and the first and second quarter of 2005 through April 18, 2005, as reported by the OTC Electronic Bulletin Board. Quotations reflect inter dealer prices, without retail markup, mark down, or commission, and may not represent actual transactions.

		BID PRICES
YEAR	PERIOD	HIGH	LOW
2002
	First Quarter	0.32	0..17
	Second Quarter	0.42	0.18
	Third Quarter	0.455	0.12
	Fourth Quarter	0.18	0.09
2003
	First Quarter	0.14	0.085
	Second Quarter	0.145	0.055
	Third Quarter	0.289	0.071
	Fourth Quarter	0.469	0.21
2004
	First Quarter	0.35	0.20
	Second Quarter	0.43	0.24
	Third Quarter	0.42	0.28
	Fourth Quarter	0.46	0.28
2005
	First Quarter	0.43	0.22
	Second Quarter (through May 24, 2005)	0.30	0.19

As of May 24, 2005, we had 60,948,350 shares of common stock outstanding, held by 198 shareholders of record.

Penny Stock Regulations

Our common stock has always traded at a price less than $5 a share and is subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

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sells for less than $5 a share,

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is not listed on an exchange or authorized for quotation on the Nasdaq Stock Market, and

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is not a stock of a "substantial issuer."  VirTra Systems, Inc. is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

There are statutes and regulations of the Securities and Exchange Commission that impose strict requirements on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives.  Then, the broker-dealer must "reasonably determine"

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that transactions in penny stocks are suitable for the person and

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the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination.  The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise often delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

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transactions not recommended by the broker-dealer,

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sales to institutional accredited investors,

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sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected 3 purchases of penny stocks with the broker-dealer on 3 different days involving three different issuers, and

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transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document."  This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Securities and Exchange Commission to abuses in the telemarketing of low-priced securities by "boiler shop" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a shareholder's ability to resell a penny stock.

Our common stock likely will continue to trade below $5 a share and be, for some time at least, be a "penny stock" subject to the trading market impediments described above.

Dividend Policy

We have never paid any dividends on our common stock.  We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not expect to pay any cash dividends to our shareholders in the foreseeable future.  The board of directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements, and other factors.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes to those financial statements.

Overview

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system. We subsequently adopted our present name.

Prior to the merger of Ferris and GameCom, both companies had incurred substantial debt, much of which was eliminated in December of 2004 in a debt for equity conversion.  However, there can be no assurances that we will be able to successfully implement our expansion plans.  As we enter the training/simulation market, we face all of the risks, expenses, and difficulties frequently encountered in connection with the expansion and development of a new business, difficulties in maintaining delivery schedules if and when volume increases, the need to develop support arrangements for systems at widely-dispersed physical locations, and the need to control operating and general and administrative expenses.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Revenue Recognition

Revenue from custom application contracts are recognized on a percentage-of-completion basis, measured by the percentage of costs incurred to date to total estimated costs for each contract.  Contract costs include all direct material and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.  General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.  An amount equal to contract costs attributable to claims is included in operations when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed in excess of revenue recognized.

Stock-Based Compensation

We account for our stock compensation arrangements under the provisions of Accounting Principles Board (“APB”) No. 25 “Accounting for Stock Issued to Employees.” We provide disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation.”

Results of Operations

Fiscal year ended December 31, 2004 compared to fiscal year ended December 31, 2003.

Total revenue for the year ended December 31, 2004 was $1,328,180, compared to total revenue of $984,490 for the year ended December 31, 2003.  This increase of $343,690, or 35%, resulted primarily from our initial IVR™ simulator sales to the U.S. military in the training/simulation market.

Cost of sales and services increased $203,262, or 31%, to $860,065, for the year ended December 31, 2004, from $656,803 for the year ended December 31, 2003.  This increase is relatively proportionate to the change in revenue.

General and administrative expenses increased by $1,904,348, or 208%, to $2,820,650 for the year ended December 31, 2004, from $916,302 for the year ended December 31, 2003. The increase is primarily due to an increase of $600,000 in common stock and options issued as incentive compensation to senior management, an increase of $300,000 in trade show and other advertising costs associated with roll-out of the IVR™ series of advanced training simulators, an increase in consulting fees primarily related to the leaseholder/noteholder debt-to-equity conversion, salaries and related personnel costs of $450,000, an increase in bad debt expense of $150,000, an increase in legal fees of $100,000, the establishment of  a $280,000 reserve for pending litigation, and an increase in other expenses of $25,000.

Interest expense and finance charges increased by $7,230, or 0.7%, to $957,912 for the year ended December 31, 2004, from $950,682 for the year ended December 31, 2003.

During 2004, we presented an exchange offer to the holders of certain of our notes payable and obligations under product financing arrangements, whereby the debtholders were allowed to convert their principal and accrued interest to our common stock under one of three options.  Under Option A, the debtholder could receive common stock equal to 0.6 shares per dollar of principal amount he or she was owed, and was not required to lock up any of the shares he or she received in the exchange.  Under Option B, each debtholder could receive common stock equal to 0.9 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of six months, after which the shares could be sold in six equal monthly installments.  Under Option C, each debtholder could receive common stock equal to 1.2 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of one year, after which the shares could be sold in six equal monthly installments.  As of December 31, 2004, we had issued 5,303,258 shares of our common stock in exchange for $183,500 in principal and $49,069 of accrued interest outstanding on our notes payable, $615,531 in principal and $155,475 of accrued interest outstanding on our notes payable to stockholders, and $5,792,176 of principal and interest outstanding on our obligations under product financing arrangements.  Of the total shares issued, 316,080 shares were issued to debtholders electing Option A, 274,500 shares to debtholders electing Option B, and 4,712,678 shares to debtholders electing Option C.  As a result of this debt exchange, we recorded $4,621,415 of forgiveness of debt income in the statement of operations for the year ended December 31, 2004.  However, we remain in default on 19 unconverted leaseholder investments March 31, 2005, representing $547,000 in principal, and $327,200 in accrued interest, and on three promissory notes, representing $294,300 in principal amount and interest.  We have recently agreed to settlements that would eliminate $274,000 in principal amount of one of these promissory notes, and $240,000 in principal amount and $131,200 in interest on one of these leases. However, the settlement documents have not yet been fully signed.

In addition to the forgiveness of debt income resulting from the debt-to-equity conversion discussed above, we also reversed accruals on certain notes and accounts payable upon which judgment was obtained or the statute of limitations had run. Included in forgiveness of debt income in the statement of operations for the year ended December 31, 2004 is $301,085 related to these settlements and write-offs.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Two major factors affected our results of operations for the three months ended March 31, 2005, compared to the corresponding period of 2004.  First, revenue declined.  Second, interest expense and finance costs increased.

Revenues from our virtual reality product lines are somewhat unpredictable.  Our products are custom made to a particular client’s needs and delivery schedules.  Thus, our products tend to consist of a few large projects at any time, and the stage of completion of any particular project can significantly affect revenue recognition.  We had total revenue of $166,005 for the three months ended March 31, 2005, compared to $296,878 for the corresponding three months of 2004.  Our revenue is broken down in our statement of operations into our two markets, training/simulation and advertising/promotion.  Revenue for the period consisted of a) $126,868 for the training/simulation market, primarily related to three IVR HD-300 training simulators delivered to the United States Air Force, the Department of Defense, and to Washington County, Utah, and for an upgrade to an IVR HD-300 training system for the United States Air Force, and b) $10,794 for the advertising/promotional market, primarily related to the Schwans/Red Baron Pizza promotional system upgrade.  Cost of sales and services decreased less than proportionally to our decreased revenue, primarily due to higher than expected costs caused by the implementation of our most recent technology into initial IVR simulator deliveries.

General and administrative expense increased to $421,529 for the three months ended March 31, 2005, compared to $383,729 for the corresponding period of 2004, primarily due to increase in payroll as we increase our staff in order to handle future sales.  Interest expense and finance charges increased to $411,938 for the three months ended March 31, 2005, compared to $276,514 for the corresponding period of 2004, despite the results of last December’s debtholder conversion, primarily as a result of the value of costs associated with our new financial arrangement with Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund II, L.P., including $139,225 related to stock warrants issued as financing costs, and $150,000 related to beneficial conversion cost associated with the new $750,000 debenture negotiated and completed during this quarter.

Liquidity and Plan of Operations

As of March 31, 2005, our liquidity position was extremely precarious. We had current liabilities of $5,018,098, including $841,780 in obligations remaining under the lease financing for the old Ferris Productions virtual reality systems, $ 211,1076 in accounts payable and accrued liabilities, and short-term notes payable of $1,188,397, some of which were either demand indebtedness or were payable at an earlier date. We had 19 unconverted leaseholder investments in default as of March 31, 2005, representing $547,000 in principal, and $327.200 in accrued interest,

and we were in default on three promissory notes, representing $294,300 in principal amount and interest.   As of March 31, 2005, there was only $216,100 in current assets available to meet those liabilities.  We estimate our current "burn rate" at approximately $120,000 per month, which means we will require approximately $1,440,000 to sustain operations at our present rate for the next 12 months.

To date we have met our capital requirements by acquiring needed equipment under the Ferris Productions non-cancelable leasing arrangements, through capital contributions, loans from principal shareholders and officers, certain private placement offerings, and through our convertible debentures and previous equity line financing with Dutchess Private Equities Fund, L.P.

For the year ended December 31, 2004, our net income was $1,566,091. After taking into account the non-cash items included in that profit, our cash requirements for operations were approximately $878,083.  In addition, we made capital expenditures of $83,754, had capitalized development costs connected with the IVR 4G simulator of $196,223, and repaid notes in the amount of $278,326.  To cover these cash requirements, we issued notes for $277,500, and issued 4,294,707 shares of our common stock for net cash proceeds of $1,238,421.

For the three months ended March 31, 2005, our net loss was $(800,506).  After taking into account the non-cash items included in that loss, our cash requirements for operations were $625,685.  In addition, we made capital expenditures of $1,774 and repaid notes in the amount of $161,303.  To cover these cash requirements, we used existing cash, borrowed $500,000 on a convertible debenture, and issued 246,352 shares of our common stock under the old Dutchess equity line, for net cash proceeds of $76,142.

The opinion of our independent auditor for the year ended December 31, 2004 expressed substantial doubt as to our ability to continue as a going concern.  We will need substantial additional capital or new lucrative custom application projects to become profitable.  In July of 2002, we entered into a financial contract with Dutchess Private Equities Fund, L.P.  Under this arrangement, Dutchess was to purchase under an equity line up to $5 million of our common stock over a two-year period.  The number of shares we sold to Dutchess was based upon the trading volume of our stock.  Dutchess and several other investors also participated in a private placement of $450,000 in convertible debentures, which has been repaid in full. In February of 2005 we completed a private placement with Dutchess of $750,000 in convertible debentures.

Business

Business Overview

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  “Virtual reality” is a generic term associated with computer systems that create a real-time visual/audio/haptic (touch and feel) experience.  Virtual reality immerses participants into a three-dimensional real-time synthetic environment generated or controlled by one (or several) computer(s).  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system.  Our historic areas of application have included the entertainment/amusement, advertising/promotion, and training/simulation markets.

Our “immersive virtual reality™” devices are computer-based, and allow participants to view and manipulate graphical representations of physical reality.  Stimulating the senses of sight, sound, touch, and smell simultaneously, our virtual reality devices envelop the participant in dynamic filmed or computer-generated imagery, and allow the participant to interact with what he or she sees using simple controls and body motions. Virtual reality products have traditionally employed head-mounted displays that combine high-resolution miniature image source monitors, wide field-of-view optics, and tracking sensors in a unit small and light enough to be worn on the head.  These products usually surround the participant with dynamic three-dimensional imagery, allowing the user to change perspective on the artificial scenes by simply moving his or her head.  Virtual reality devices have in the past been used primarily in connection with electronic games, as, by surrounding the player with the sights, sounds, and smells he or she would experience in the real world, play is made far more realistic than it would be if merely presented in a two-dimensional flat screen display.

We maintain our corporate office at 440 North Center, Arlington, Texas 76011, and our telephone number is (817) 261-4269.  We also maintain engineering, technical, and production offices, and a demonstration facility, at 5631 South 24th Street, Phoenix, Arizona 85040, with a phone number of (602) 470-1177.

Entertainment/Amusement

The entertainment/amusement market was the original market for our products. Our “immersive virtual reality™” devices were designed to produce a highly-realistic experience at a significantly lower cost than traditional virtual reality technology.  Historically, the software for virtual reality games and other applications was separately created for each application. Our systems were developed using our patented Universe Control Board™, which, when installed in an ordinary PC, makes it possible to quickly adapt PC games for the arcade market, permitting easy conversion of PC games to behave as coin-operated arcade games, and allows the operator to change from one game to another without expensive hardware replacement.

Within the entertainment/amusement market, we installed and operated virtual reality entertainment centers known as “VR Zones” in over a dozen theme parks and high-traffic visitor locations, such as:

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Six Flags,

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Paramount Parks,

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Busch Gardens, and

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Carnival Cruise Lines.

These VR Zones were where we developed, and proved the durabilty of, our core, 360-degree virtual reality technology.  They were operated by our employees on a revenue-share basis with the theme park locations.  We sold our VR Zones and effectively left this market in the spring of 2003, in order to more fully focus on the advertising/promotional and training/simulation markets. We expect to take the Immersa-Dome to the home entertainment market once we can obtain greater cost efficiencies through larger volume production of these products.

Advertising/Promotion

We entered the advertising/promotion market, our second, with our June 2000 “Drive With Confidence Tour™” for Buick, featuring a virtual reality “test-drive” of a Buick LeSabre with PGA professional Ben Crenshaw accompanying the participant. This project led us to additional projects within this market, such as:

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a virtual reality bi-plane experience for Red Baron® Pizza, in June 2001.

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a virtual reality ski jump promotional program for Chevrolet in conjunction with its “Olympic Torch City Celebration Tour™,” in August 2001.

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an interactive promotional project for Shell Oil Product’s Pennzoil® division’s “Vroom Tour™”, which featured Jay Leno “inside” an automobile engine demonstrating how oil functions inside an automobile engine, and ended with the visitor driving Pennzoil’s Formula One car around the Las Vegas Motor Speedway at speeds in excess of 220 miles per hour, in March 2003.

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a 50-seat, 3-D immersive theater for Red Baron® Pizza’s “3-D Flying Adventure™,” which featured special glasses, Dolby® 5.1 sound, and special effects that literally “jump” off the screen, in March 2003

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a virtual reality recruitment tool for the United States Army, in which participants “ride” in an Army Black Hawk helicopter performing an exciting rescue mission, in October 2003.

2004 advertising/promotion projects included a new 3-D immersive theater project in April for Sea-Doo® using our 3-D technology for 2-D to 3-D video conversion and 3-D computer animation, for 1) a motion simulator utilizing polarized glasses, 2) a theater-style presentation utilizing anaglyph (cyan-blue) glasses, and 3) a web-suitable version utilizing 3-D anaglyph glasses, all in connection with Bombardier's launch of its new 2004 Sea-Doo® 3D™ personal watercraft.

The year 2004 also saw our completion of a strategic move from headset-based to projection-based technology, evidenced by the development and launch of our patented Immersa-Dome™, featuring a domed-shaped screen which surrounds the seated viewer and delivers a high-definition resolution virtual reality experience.

The May 3, 2004, launch of the Immersa-Dome product was rapidly followed by several new projects:

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a mobile promotional experience for Buick's new Terraza™ and LaCrosse™ vehicles, first announced in May 2004, Using four Immersa-Dome units installed in two of Buick's event-marketing trailers. This was our second collaboration with Buick's event marketing agency, Momentum Detroit.

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a sale in October 2004 of three Immersa-Domes to the United States Army Recruiting Command in Fort Knox, Kentucky, for installation in mobile recruiting trailers traveling the United States to major events, high schools, and universities in connection with the Army's recruiting efforts.

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the installation of three Immersa-Domes at the new Red Baron® Museum in Marshall, Minnesota, providing the visual experience of flying an acrobatic bi-plane with the Red Baron® Pizza Squadron™ in an 180-degree multisensory experience announced in November 2004.

Over the last quarter, as a result of our recent Immersa-Dome mobile promotional tour, we have several proposals currently under submission to a number of advertising/promotional agencies, Fortune 500 companies, and governmental agencies in conjunction with pending advertising/promotional campaigns.

Training/Simulation

In 2004, we unveiled our IVR™ line of projection-based training simulators for judgmental use-of-force, situational awareness, combat-readiness, and tactical judgment objectives.  The two IVR product lines provide the law enforcement, military, and security markets with 360-degree immersive training environments.

Our IVR HD™ series, designed primarily for law enforcement objectives, was completed in January of 2004, and was publicly debuted to the domestic law enforcement market in late March of 2004, at the industry’s Trexpo West trade show in Long Beach, California.

Our military-oriented IVR 4G™ system, designed to train soldiers for “fourth generation” warfare, was debuted at the industry-leading I/ITSEC trade show in Orlando, Florida in December of 2004.  “ Fourth generation” warfare, as discussed in the October, 1988 Marine Corps Gazette, is characterized by transnational groups without territorially-based armies, engaging in highly irregular practices such as guerilla warfare, terrorist tactics, and low-intensity, close quarter conflict, enabling groups that are weaker militarily to defeat larger, stronger forces.  Fourth-generation battlefields may include the whole of the enemy's society, where small, well-trained, highly maneuverable forces may tend to dominate.

We announced our initial sale in this market in September of 2003, and, as of December 31, 2004, we had sold 29 systems, all variations of the IVR series, to the United States Air Force, the United States Army, a classified Department of Defense customer, and state police and security organizations in Mexico and India. Our initial IVR series installation was accomplished in March of 2004. We have recently received several confidential purchase commitments, and we have several additional confidential proposals currently under review.

Virtual Reality Products

Our “immersive virtual reality™” products include:

Training/Simulation Products

The IVR HD™ and IVR 4G series, designed for law enforcement and military use, respectively, are projection-based, multi-screened, high-definition resolution, combat-readiness and judgmental use-of-force firearms training simulators.  The IVR™ series simulators use company-produced high-definition filmed content as well as our Hybrid-CGI™ content.  Our Hybrid-CGI software combines film content with computer-generated images, allowing users to create their own customized 360-degree training scenarios by combining “green-screen” video, panoramic photorealistic images, computer-generated images, and 3-D sound.  “Green-screen” filming is the technique of filming actors and other visual elements in the foreground against an evenly-colored green background, and subsequently extracting the actors and other visual elements and placing them onto a new panoramic background specifically suited to the user’s needs and locale.

The IVR systems use off-the-shelf computer equipment, extremely-accurate laser-based weapons tracking, 360-degree video and audio, and ultra-high resolution interactive graphics. The systems deliver both photorealistic and computer-generated imagery -based video for training scenarios. The systems support one to six users, and have the option to be reconfigured into a 20-lane, military-approved, virtual “shooting range” for realistic marksmanship training.

Trainees step into the simulator, and then interact with a training scenario selected by the instructor, using their weapon of choice. The training scenarios teach combat-readiness, situational awareness, fourth-generation warfare tactics, and judgmental use-of-force with both lethal and non-lethal weapons currently used by military, law enforcement, and security agencies.

The IVR 4G military series of simulator products are offered in four different configurations. We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the IVR 4G-base™ is a single-screen model, and its compact size offers portability and supports one to four trainees – price: custom model, price feature dependant.

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the IVR 4G-180™ offers an 180-degree field-of-view for more realistic combat training and marksmanship. It supports one to four trainees – price: $116,950 each.

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the IVR 4G-300™ delivers 300-degree field-of-view for more realistic combat scenarios and marksmanship training, and supports one to five trainees – price: $136,950 each.

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the IVR 4G-360™ offers a 360-degree field-of-view for combat and marksmanship training, and supports one to six trainees – price: custom model, price feature dependant.

The IVR HD law enforcement series is offered in four different configurations.  We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the IVR  HD-base™ is a single-screen model, offering portability, and supports one to four trainees – price: $39,950 each.

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the IVR  HD-180™ offers an 180-degree field-of-view for more realistic training and target tracking. It supports one to four trainees – price: $89,950 each.

•

the IVR HD-300™ delivers 300-degree use-of-force scenarios, and supports one to five trainees – price: $104,950 each.

•

the IVR-360™ HD offers 360-degree firearms training, and supports one to six trainees – price: custom model, price feature dependant.

Except for large multi-system sales, generally sales in the training/simulation market are not made from a centralized procurement agency providing for long-term commitments.  In most cases, the chief training officer of a local law enforcement agency or military base makes the decision to purchase these simulators, obtains required approval from his or her “chain of command,” and, when budgeted funds become available, sends us a purchase order for the required number of units.  Generally, these simulators do not require long lead-times to produce, and are delivered relatively shortly after receipt of the purchase orders.  For these reasons, we often experience large fluctuations in our revenue from quarter to quarter, and the concepts of firm committed contracts and back-log have little relevance in this market. We also have developed and market proprietary training accessories for use with both our IVR product lines, as well as those manufactured by third-parties:

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the wireless Threat-Fire™ belt permits the simulator's instructor to deliver an electric "stun" to the trainee, simulating the sensation of being shot, thus enhancing the multi-directional experience of our IVR simulators by increasing the seriousness and stress of training scenarios – price: $2,500 each.

•

our Hybrid-CGI™ scenario creation software integrates "green-screen" video, panoramic photorealistic images, computer-generated images, and 3-D sound, decreasing both cost and time of scenario production.    Our Hybrid-CGI software offers the end-user more custom scenario options than traditional scenario production methods and other forms of training software – price: custom product, price feature dependant.

•

a wireless/tetherless “drop-in” recoil conversion kit, which transforms a live weapon into an accurate and safe training weapon. It features 1) a laser-based tracking mechanism, 2) self-contained, tetherless pneumatic recoil, and 3) instructor-controlled weapon “malfunction” capability to simulate a jammed weapon in the field. The system provides no possibility of chambering a live bullet while in training mode – M-16 version price: $5,280 each, otherwise, custom product, price feature dependant.  .

•

laser-based pneumatic recoil conversion kits for most military and law enforcement handguns, assault rifles, and shotguns – price range: $3,500 to $5,350 each .

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less-lethal, laser-based training tools, including Taser® (price: $3,850 each) and canister OC pepper spray (price: $2,100 each).

•

TMaR (Trainee Monitor and Recording) debriefing product, which records and plays back the trainee’s actions in the simulator, allowing systematic review of the trainee’s performance – price: $5,250 each).

Advertising/Promotional Products

We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

•

the Immersa-Dome™ is a patented projection-based virtual reality system, which uses a domed-shaped screen to surround the viewer. The Immersa-Dome offers photorealistic environments with 180-degree field-of-view and high-definition resolution. The system is composed of the dome’s base, the viewer’s seat, and a separate projector/mirror stand – price: $22,000 each.

•

the 3-D Multisensory Theater™ is a portable-seat, high-capacity (50-100 viewers) 3-D theater with special effects packages, including fog, wind, and simulated lighting, among others. This theater system features 3-D, high-resolution imagery on a large projected screen. Participants wear polarized glasses, which facilitate 3-D depth in the screen images. This system also features time-triggered smells, wind simulation, and a Dolby® 5.1 sound system. The 3-D Multisensory Theater uses a silver screen and two projectors. Three-dimensional filming techniques are used and processed to finalize the 3-D experience. Computer-generated 3-D imagery is an alternative development method to 3-D filming – price: custom product, price feature dependant.

•

the 360-degree headset-based virtual reality system delivers photorealistic content. In addition, the user, while seated, is tracked in 360 degrees. The multisensory system incorporates off-the-shelf computer equipment, gyroscopic head-tracking, stereo sound, wind simulation, and smell. The system comes standard for one user – price: $21,000 each.

Dependence on Limited Number of Customers

Because we have a small revenue base, each order for training/simulation or advertising/promotional products is likely to represent a significant part of our revenue for a particular year.

The success of our training/simulation business is heavily dependent upon continued purchases of these products by domestic military and law enforcement agencies. During the year ended December 31, 2004, law enforcement agencies in Mexico (more than one jurisdiction) accounted for approximately 21.6% of our total revenue.  The U.S. Army accounted for approximately 14.3% of revenue, and a classified Department of Defense agency accounted for 10.2% of revenue. No other customer accounted for as much as 10% of revenue in 2004. Since, except for large, multi-system sales, the decision to purchase our training/simulation units is generally made locally by a particular chief training officer, a determination by a particular training officer not to purchase our training/simulation products would have less impact than if decisions on such purchases were made centrally.

In the year ended December 31, 2003, a promotional project for Schwan’s accounted for 50.3% of our revenue for the year, and a project for Windcharmers accounted for 19.4%.

Competition

Competition within each of our markets is intense.

There are several large competitors in the general field of high-tech simulation. For instance, the January 7, 2002 edition of Forbes magazine contains a feature story on L3 Communications, Inc., a company purportedly doing in excess of $5 billion in business with the United States government in this market. L3 has so far focused on other types of simulators (such as aircraft motion simulators) and to-date we have never directly competed against L3, and may never compete with them regarding our IVR simulators. Other companies have made essentially the same single-screen style simulator for the past 15 years or longer.

As our virtual reality experiences are usually custom applications, and we deal primarily with advertising agencies, or directly with the client, it is difficult to quantify the competition.  Sometimes companies are able to penetrate one or two particular high-tech promotions.  With over 12 years in the marketplace, we currently are not aware of any other virtual reality-based advertising/promotion company with similar products similar to ours.

Some general competitors within the virtual reality industry that promote substitute and similar technologies are as follows:

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Straylight--since 1992, Straylight has focused on the exploitation of virtual reality in the promotions and conventions market, basing its original customized systems on expensive Silicon Graphics computers. Most recently, it launched the stand-up 3DXTC system, offering a headset-based, lightweight system utilized within the advertising/promotional market.

•

Advanced Interactive Systems, Inc. (“AIS”)--has been a provider of interactive simulation systems designed to provide training for law enforcement, military, and security agencies since 1993. Its line of products uses primarily video production in judgmental training scenarios. AIS also markets to anti-terrorist and other special application training facilities for military and special operations groups. Its systems have historically been based using single screen technology.

•

Firearms Training Systems, Inc. (“FATS”)--claims to have over 4,000 training systems installed worldwide by military, law enforcement, and commercial customers. FATS is a full service training/simulation company that also uses video scenarios and single-screen technology with an optional video-training scenario authoring system. AIS and FATS are similar in many respects, although FATS has been in the market longer.

•

L3 Communications, Inc.--a supplier of intelligence, surveillance and reconnaissance products, secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space, and wireless products. Its customers include the Department of Defense, selected U.S. government intelligence agencies, aerospace prime contractors, commercial telecommunications, and wireless customers. L-3’s product mix includes; secure communication systems, training systems, microwave components, avionics and ocean systems, telemetry, instrumentation, space, and wireless products. L3 is a large company with a very diverse range of products and services geared towards defense related activities. It has a division for simulation and training with several products currently deployed. One of these simulators projects images on multiple screens using computer-generated graphics. L3 systems consist of computer generated graphics, and currently do not use video or film for its content, to the best of our knowledge, nor does it produce complete 360-degree projected or head-mount display systems. Due to the size and strength of L3 within the defense industry and other governmental agencies, it could become a very formidable competitor if it chose to enter the 360-degree, photorealistic, virtual reality simulation market.

•

IES Interactive Training, Inc. (IES)--a supplier of basic simulation equipment to law enforcement. Having fielded several hundred single screen systems in the law enforcement with little emphasis on military, it is in the competitive landscape. Our recent patent application may hamper or halt potential plans by IES or others to compete with our IVR multi-screen systems.

•

Cubic Defense Applications–performing in a wide range of industries, including military simulation, Cubic currently produces a product which is mainly a marksmanship training system, with limited combat training capabilities. Due to its size and strength, Cubic could become a formidable competitor if it chose to focus on firearms training.

The above summary of competition is by no means exhaustive, since this is a fluid and rapidly-expanding industry.

Marketing

Marketing within the training/simulation market is conducted primarily through trade shows, trade journal advertisements, search engine strategies, and one-on-one demonstrations.  We recently completed and publicly unveiled the IVR HD™ series of law enforcement-focused advanced training simulators at the Trexpo West trade show in March of 2004, and we publicly unveiled the military-oriented IVR 4G™ fourth generation warfare simulators at the I/ITSEC trade show in December of 2004.  We have demonstrated the IVR simulators to high-level officers in the United States military, the Department of Defense, as well as to municipal, state, and federal agencies both domestically and internationally.  In addition to our 22 announced sales to foreign governmental agencies, we have also sold seven systems to domestic military and law enforcement agencies, and we have been advised that our IVR simulators are in the budgeting stages for branches of the United States Armed Forces, municipal and state law enforcement agencies, and several foreign governments.  Of the 29 IVR™ systems we have sold, four have been fully installed, two have been shipped and are awaiting installation, and the remainder are contracted for future delivery.

Marketing within the advertising/promotional market is conducted primarily by web-based search engine strategies and by the face-to-face sales efforts of our vice-president of advertising and promotion.  Our Immersa-Dome demonstration unit uses high-definition content from our projects for Pennzoil, Buick, Red Baron® Pizza, Chevrolet, and the U.S. Army.  Marketing within this industry is conducted primarily by one-on-one appointments and demonstrations of our technology to agencies and qualified corporations.  We also attend industry tradeshows to generate leads and to garner further market exposure.

Employees

At May 26, 2005, we employed 13 people.  None of our employees are members of a union, and we consider relations with our employees to be satisfactory.

Trademarks/Patents

We have obtained a patent for our Universe Control Board™, and various federal trademarks.  We have also filed for federal registration of our “Immersive Virtual Reality™” and “IVR™” trademarks.

On March 15, 2004, we applied for a patent on our IVR™ series of advanced training simulators, seeking a patent for our “multiple screen simulation system and method for situational response training.”

On May 3, 2004, we announced that we had obtained an exclusive license to the patented technology behind the Immersa-Dome.

On December 3, 2004, in advance of industry demonstration at the industry-leading Interservice/Industry Training and Simulation Education Conference in Orlando, Florida, we submitted three separate patent applications for innovations in the field of firearms training.  These included:  1) the Threat-Fire™ Belt, 2) our Hybrid-CGI™ software, and 3) a "drop-in" kit and magazine for wireless recoil in real weapons.

First, the Threat-Fire Belt permits the simulator's instructor to deliver an electric "stun" to the trainee, simulating the sensation of being shot, thus enhancing the multi-directional experience associated with our IVR simulators.

Second, the Hybrid-CGI software integrates "green-screen" video, panoramic images, computer-generated images, and 3-D sound.  “Green-screen” filming is the technique of filming actors and other visual elements in the foreground against an evenly-colored green background, and subsequently extracting the actors and other visual elements and placing them onto a new panoramic background specifically suited to the user’s needs and locale. Hybrid-CGI software decreases both cost and time of scenario production, and provides more scenario options to the end user than traditional production methods.

Third, the "drop-in" kit and magazine is non-permanent, and delivers wireless recoil to a real weapon.  The magazine is refillable, and the aiming laser features hyper-accurate collinear placement for both immersive combat training and marksmanship qualification.  Use of untethered training weaponry is highly desirable in firearms simulators.

There can be no assurance that patents or trademarks will issue on these applications, or that, if issued, they will be sufficiently broad to provide meaningful protection.

Research and Development

Because of the constant rapid changes in technology in our business, we must carry on research and development on a continuing basis in order to remain competitive. During the years ended December 31, 2004 and 2003, we spent $196,200 and $171,500, respectively, on research and development activities.

Property

Our executive offices are located in Arlington, Texas, at the offices of Jones & Cannon, P.C. See "Certain Transactions." We occupy approximately1,200 square feet at that facility. Jones & Cannon, P.C. began charging us $1,500 per month for our office space on June 15, 2000, but to date only $9000 has been paid, all in 2002.

Our production offices are located in Phoenix, Arizona, in an office building owned by Ferris Holdings, L.L.C.  See “Certain Transactions.”  Although legally owned by Ferris Holdings, this building and its related debt are included in our financial statements under related party implicit variable interest accounting rules.  Ferris Holdings has charged us $7,772.00 per month for our office space since August of 2000.  We have a 25 1/2-year lease with Ferris Holdings.

We believe that both properties are suitable and adequate for all uses of them at the present time. There is no assurance that the offices of Jones & Cannon, P.C. will remain sufficient for our use, or that the nature of this relationship will continue.

Management

These are our current directors, executive officers and significant employees:

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person, and the date such person became our director or executive officer.

Name	Age	Positions	Date became director or executive officer
L. Kelly Jones	51	chief executive officer and chairman of the board of directors	March 26, 1997
Bob Ferris	33	president and director	September 21, 2001
L. Andrew Wells	36	director	September 21, 2001
Kimberly Biggs	38	secretary and treasurer	March 26, 1997

The members of our board of directors are elected annually and hold office until their successors are elected and qualified.  Our officers are chosen by and serve at the pleasure of its board of directors.  Some of the officers and directors have positions of responsibility with other businesses and will devote only such time as they believe necessary on our business.

There are no family relationships between any of the directors and executive officers, other than Messrs. Ferris and Wells being brothers-in-law.  There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

We do not have a separate audit committee.

L. Kelly Jones has since 1980 been a member of the law firm Jones & Cannon, a firm which he founded and which provides legal services to us.  Mr. Jones is certified in the area of commercial real estate law by the Texas Board of Legal Specialization and is the author of an article, "Texas Mechanics' and Materialmen's Lien Laws: A Guide Through the Maze," which appeared in the Texas Bar Journal in March of 1985.  Mr. Jones' areas of practice include corporate, construction, real estate, municipal law, and commercial litigation.  Mr. Jones served from 1985 through 1989 on the Arlington City Council, and on the Stephen F. Austin State University Board of Regents from 1987 through 1993, where he was chairman from 1991 through 1993.  He holds a juris doctorate degree from the University of Texas and a bachelor of arts degree  in political science from Stephen F. Austin State University.

Bob Ferris became our president in September of 2001.  He previously had been the president of the former Ferris Productions, Inc. since he founded that company in 1993.  Mr. Ferris attended the United States Air Force Academy with a major in management.  He received a degree in systems engineering from the University of Arizona.

L. Andrew Wells since January 1, 2003, has served as president of CapNet Securities Corporation, a Houston-based NASD broker/dealer and investment bank.  In addition to his executive responsibilities, he is a member of the corporate transactions team which focuses on fee-for-service professional services relating to due diligence and capital formation.  In that role, he also acts as a facilitator assisting companies in dealing with commercial lenders, venture firms, private equity funds, mezzanine and subordinated debt funds, SBICs, angel investors, and non-financial institutions seeking strategic investment or merger partners.  Previously, Mr. Wells served as managing partner of CenterPoint Partners, LLC, a Houston-based corporate finance advisory firm formed in January of 2002. CenterPoint is an amalgamation of the former Strategic Securities, Inc. and some other Houston-based regional investment banking groups’ advisory divisions.  From 1997 until 2002, he was the principal of Strategic Securities, Inc., a Houston-based merchant banking firm which he founded in 1997.  From June 2000 until March of 2001, Mr. Wells also served on an interim bases as chief financial officer of U. S. Operators, Inc., a San Antonio-based call center which was reorganizing under Chapter 11 of the bankruptcy code.  Prior to 1997, Mr. Wells was employed by a regional NASD broker/dealer in Houston, Texas.  He holds a bachelor of science degree from Stephen F. Austin State University and NASD licenses 7 (general securities), 63, 65 (registered investment advisor), and 24 (securities principal).

Kimberly Biggs has for the last 15 years been legal administrator of the Arlington law firm of Jones & Cannon (which provides legal services for us) as legal administrator, a position which she holds to this date.

Major General Perry V. Dalby (retired), age 61, has served on our advisory board of directors since January of 2005.  In December of 2000, General Dalby assumed command of the 75th Division (training support), and mobilized the division in support of the global war on terrorism in January, 2003.  Previously, in 1983, General Dalby was assigned to the 75th Maneuver Area Command, and subsequently assumed command as chief of the Battle Simulation Center, Combat Arms Branch, and as the assistant deputy commander for the 75th Division (Exercise).  General Dalby retired from the U.S. Army in May of 2004.  General Dalby’s 37 years of military service were highlighted by the Distinguished Service Medal, Legion of Merit, Distinguished Flying Cross, Bronze Star (two clusters), and the Purple Heart.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law.  In addition, our bylaws provide that we must indemnify and advance or reimburse reasonable expenses incurred by our directors, officers, employees, or agents, to the fullest extent that we may grant indemnification to a director under the Texas Business Corporations Act, and may indemnify the persons above to such further extent as permitted by law.  Insofar as these provisions permit indemnification for liabilities arising under the Securities Act of 1933 to our directors, officers, and controlling persons, or insofar as indemnification under that Act is otherwise permitted, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), requires that reports of beneficial ownership of capital stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") by Section 16 "reporting persons," including directors, certain officers, holders of more than 10% of the outstanding common stock and certain trusts of which reporting persons are trustees.  We are required to disclose in this annual report on Form 10-K each reporting person whom we know to have failed to file any required reports under Section 16 on a timely basis during the fiscal year ended December 31, 2004 or prior fiscal years.

Mr. Jones failed timely to file a report on Form 5 for the issuance of 1,000,000 shares of common stock as compensation, and the grant of options to purchase 4,000,000 shares of common stock, both in November of 2004.  Mr. Wells failed timely to file a report on Form 5 for the issuance of 1,000,000 shares of common stock as compensation in November of 2004.  Mr. Ferris failed timely to file a report on Form 5 for the grant of options to purchase 1,000,000 shares of common stock in November of 2004.  All the above reports have now been filed.

Code of Ethics

We have not adopted a code of ethics for our principal executive officer and senior financial officers.  The board of directors intends to hold these officers to the highest ethical standards in their conduct of our business, but it does not believe that for a small company like ours formal exhortations to that effect are effective or contribute to that objective.  The board of directors also believes that publishing a laundry list of specific prohibitions would be counter-productive, as it would detract from the board of director's objective by encouraging the attitude that all conduct not specifically prohibited is permitted.

Significant Employees

In addition to the officers and directors identified above, the following employees play a significant role in our operations.

Michael Kitchen, age 31, joined VirTra Systems in August of 2003, and currently serves as our executive vice-president of training and simulation sales.  Mr. Kitchen is responsible for all aspects of our regional, national, and international sales campaigns within the training/simulation market.  From 1998 until 2003, Mr. Kitchen served as vice-president of international sales for Interactive Training, Inc. (“IES”), responsible for international simulator sales.  He is a graduate of The University of Colorado, earning a B.A. degree in economics, with an emphasis in international marketing.

Tom Milks, age 43, joined VirTra Systems in August of 2002, and currently serves as our vice-president of advertising and promotion sales, and is responsible for sales and marketing of the company’s promotional virtual reality products.  Before joining our company, he was hired in 2000 as the Western United States regional manager for BitFlash, a graphic technology company, based in Ottawa, Ontario, Canada. Previously, Mr. Milks ran the North American operations office of Virtuality, a virtual reality company.

Jerry Long, age 57, joined VirTra Systems in June of 2003, and currently serves as our director of training.  From 2001 until 2003, Mr. Long served as sales representative for United Teachers Association, marketing various insurance and investment products. From 1998 until 2001, he was a co-owner of SRS, LLC, and Advance Technology Marketing, LLC, of Houston, Texas, both of which were involved with life, health, long-term care, and annuity insurance products. Mr. Long is a Viet Nam veteran, serving as a gunners mate on river patrol boats in the Mekong Delta.  After four years in the U.S. Navy, he left the service and became a police officer in Virginia, serving as investigator, forensic technician, K-9 officer, SWAT team member, firearms instructor, patrol sergeant, and police academy instructor.  In 1980, he returned to the military (U.S. Army), and retired in 1996 as a senior counterintelligence agent.  He holds a degree in criminal justice from Lord Fairfax Community College in Middle Town, Virginia, and has completed numerous military and law enforcement courses, including advanced counterintelligence, counterinsurgency, hostage situations and negotiations, advanced law enforcement rapid response team training, and foreign weapons training. He also holds NASD general securities (series 7) and Texas insurance licenses.

Steve Haag, age 46, joined VirTra Systems in 2000, and currently serves as our vice-president of investor relations.  Before joining our company, he was employed from 1999 until 2000 as vice-president of business development and web services at Connect Computer Group, Inc., which was largely responsible for the development of our kiosk and computer systems. Mr. Haag received his bachelors degree in psychology, with a minor in organizational behavior, from Webster University in 1993, and his masters degree in education from the University of Missouri-St. Louis in 1995.

Matt Burlend, age 31, joined VirTra Systems (then Ferris Productions) in 1999, and currently serves as vice-president of production and senior engineer, currently responsible for hardware design and manufacture of the company’s training and promotional products.  Prior to his employment with the former Ferris Productions and VirTra Systems, Mr. Burlend was employed from 1996 until 1999 at Panduit Corporation, a designer of automated production equipment, as a machine design engineer responsible for design of automated cable-tie machinery.  Mr. Burlend holds a mechanical engineering degree from Olivet Nazarene University.

Jeff Anderson, age 45, joined VirTra Systems in March of 2005, and currently serves on a contract basis as our tactical training coordinator.  Concurrently, since 1998, Mr. Anderson also serves as a California Force Option Instructor/ Coordinator for the West Covina Police Department in West Covina, California, and for the San Bernardino County Sheriff in San Bernardino, California.  Mr. Anderson is a highly-decorated former member of the U.S. Army Airborne, with over 25 combined years’ military and civilian law enforcement experience.  Most recently, he taught personnel security detachment (PSD) techniques to pre-deployment members of the U.S. Marine Corps.

Executive Compensation

Summary Compensation Table

This summary compensation table shows certain compensation information for services rendered in all capacities during each of the prior three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Shares Underlying Options/SARs

L. Kelly Jones, chief executive officer and chairman of the board of directors	2004	$105,000	-	-	$310,000(1)	4,000,000 (2)
	2003	$20,000	-	-	-	-
	2002	-	-	-	-	-
Bob Ferris, president and director	2004	$90,000	-	-	-	1,000,000(3)
	2003	$60,000		-	-	-
	2002	$60,000	-	-	-	-
L. Andrew Wells, director	2004	-	-		$310,000(4)
	2003	-	-	-	-
	2002	-	-	-	-
Kimberly Biggs, secretary and treasurer	2004	$30,000	-	-
	2003	$16,500	-	-	-
	2002	$7,500	-	-	-	100,000(5)
Michael Kitchen, executive vice-president of training and simulation sales	2004	$99,000	-	-
	2003	$33,000	-	-	-	1,000,000 (6)

(1)  Based on the $0.21 per share closing price of our common stock on May 26, 2005, the value of all shares of restricted stock held by Mr. Jones as of that date was $1,488,638.  If we pay any dividends, the dividends would be paid on this restricted stock

 (2)  These options, incentive in nature, provide that Mr. Jones may purchase (i) 2,000,000 common shares at a strike price of $0.31, subject to the condition precedent that we successfully convert 85% of our leaseholder/shareholder promissory note indebtedness to equity upon terms acceptable to our board of directors, (ii) 1,000,000 common shares at a strike price of $0.31, subject to the condition precedent that the we experience our first profitable quarter, and (iii) 1,000,000 common shares at par value, subject to the condition precedent that the company experience a positive shareholders’ equity, such options to vest ratably in the four successive quarters after such event.  These incentive stock options were granted to Mr. Jones by our board of directors (Mr. Jones abstaining) on November 1, 2004.  The options contained in subparagraphs (i) and (ii) vested as of December 31, 2004.

(3)  These options, incentive in nature, provide that Mr. Ferris may purchase 1,000,000 common shares at a strike price of $0,31, subject to the condition precedent that we experience our first profitable quarter.  These incentive options were granted to Mr. Ferris by our board of directors (Mr. Ferris abstaining) on November 1, 2004.  The options vested as of December 31, 2004.

(4)  Based on the $0..21 per share closing price of our common stock on May 26, 2005, the value of all shares of restricted stock held by Mr. Wells as of that date was $741,325.  If we pay any dividends, the dividends would be paid on this restricted stock

(5)  These options were issued under the 2000 Incentive Stock Option Plan, discussed below.

(6) These options, incentive in nature and executed in connection with his employment contract, provide that Mr. Kitchen may purchase 1,000,000 common shares over a three-year period at a strike price of $0.10, subject to certain sales goals being achieved over that time period.  As of December 31, 2004, options to purchase 200,000 shares of common stock became vested and exercisable.  These options expire five years from the date they become vested.

The following table sets forth certain information concerning the number and value of stock options granted in the last fiscal year to the individuals named above in the summary compensation table:

Name	Options Granted	% Of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
L. Kelly Jones	3,000,000	60%	$0.31	10/30/09
L. Kelly Jones	1,000,000	20%	$0.005	10/30/09
Bob Ferris	1,000,000	20%	$0.31	10/30/09

 2000 Incentive Stock Option Plan

In February, 2000, the board of directors adopted, and a majority of the shareholders approved, our 2000 Incentive Stock Option Plan, subject to approval of shareholders at the next annual meeting.  The purpose of the plan is to enable us to attract, retain and motivate key employees who are important to the success and growth of our business, and to create a long-term mutuality of interest between our shareholders and those key employees by granting them options to purchase our common stock.  Options granted under the plan may be either incentive stock options or non-statutory options. The plan is to be administered either directly by the board, or by a committee consisting of two or more outside directors (the "Committee").  Under the plan, options may be granted to our key employees. The option price is to be fixed by the Committee at the time the option is granted.  If the option is intended to be an incentive stock option, the purchase price is to be not less than 100% of the fair market value of the common stock at the time the option is granted, or, if the person to whom the option is granted is the owner of 10% or more of our common stock, 110% of such fair market value.  The Committee is to specify when and on what terms the options granted to key employees are to become exercisable.  However, no option may be exercisable after the expiration of ten years from the date of grant or five years from the date of grant in the case of incentive stock options granted to a holder of ten percent or more of our common stock.  In the case of incentive stock options, the aggregate fair market value of the shares with respect to which the options are exercisable for the first time during any calendar year may not exceed $100,000 unless this limitation has ceased to be in effect under Section 422 of the Internal Revenue code.  If there is a change of control of our company, all outstanding options become immediately exercisable in full.  In the event of an employee's death, or following the employee's retirement at or after age 65 or before age 65 with the consent of the Committee, outstanding options may be exercised for a period of one year from the applicable date of death or retirement.  If the employee's employment is terminated for reasons other than death or retirement, the options remain exercisable for a period of three months after such termination unless termination was for cause, in which case all outstanding options are immediately canceled.  1,500,000 shares of common stock were initially authorized for issuance under the plan.  Under the plan, eligible individuals may, at the discretion of the Committee, be granted options to purchase shares of common stock.  However, no eligible individuals may be granted options for more than 500,000 shares in any calendar year.  The option price and number of shares covered by an option will be adjusted proportionately in the event of a stock split, stock dividend, etc., and the Committee is authorized to make other adjustments to take into consideration any other event which it determines to be appropriate to avoid distortion of the operation of the plan. In the event of a merger or consolidation, option holders will be entitled to acquire the number and class of shares of the surviving corporation which they would have been entitled to receive after the merger or consolidation if they had been the holders of the number of shares covered by the options.  If we are not the surviving entity in a merger and consolidation, the Committee may in its discretion terminate all outstanding options, and in that event option holders will have 20 days from the time they received notice of termination to exercise all their outstanding options.  The plan terminates ten years from its effective date unless terminated earlier by the board of directors or the shareholders.  Proceeds of the sale of shares subject to options under the plan are to be added to our general funds and used for its general corporate purposes.

On September 21, 2001, our shareholders approved the 2000 Incentive Stock Option Plan, and increased the shares authorized for the plan from 1,500,000 to 6,000,000.

In May of 2002, options for 150,000 shares under the plan, at an option price of $0.21, were granted to our corporate secretary and our then-current vice-president of operations.  The former vice-president of operations has exercised his options.

In February of 2005, options for 1,700,000 shares under the plan, at an option price of $0.30, were granted to our vice-president of production and senior engineer; our vice-president of advertising/promotion; our vice-president of investor relations; our director of training; our corporate secretary; our senior engineer; our senior graphics designer; our videographer; and our graphic artist.

Compensation of Directors

No director receives or has received any compensation from us for serving on the board of directors.

Principal Shareholders

The following table shows, as of April 18, 2005, information about equity securities we believe to be owned of record or beneficially by

•

each of our directors;

•

each person who owns beneficially more than 5% of any class of our outstanding equity securities; and

•

all of our directors and executive officers as a group.

Shareholders' Name and Address	Number of Shares Owned	Percent
L. Kelly Jones 440 North Center Arlington, Texas 76011	7,088,752 (1)	11.10% (2)
Bob Ferris 1941 South Brighton Circle Mesa, Arizona 85208	6,060,240 (3)	9.80% (2)
L. Andrew Wells 1011 Compass Cove Circle Spring, Texas 77379	3,530,120	5.80% (2)
Kimberly Biggs 2414 Green Willow Court Arlington, Texas 76001	42,460	*
all officers and directors as a group (4 persons)	16,721,572 (1)(2)	25.78% (2)

* less than 1%.

(1) includes incentive conditional options to purchase 3,000,000 shares of our common stock for $930,000, which are exercisable within 60 days.

(2) based on 60,859,064 shares outstanding.

(3) includes incentive conditional options to purchase 1,000,000 shares of our common stock for $310,000, which are exercisable within 60 days.

The beneficial owners of securities listed above have sole investment and voting power with respect to such shares.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

Certain Transactions

Mr. Jones, our chief executive officer, is also president of Jones & Cannon, a Texas professional corporation, which has provided legal services to us and which may continue to provide legal services to us in the future, and which rents our executive offices to us.  We currently owe Jones & Cannon more than $340,227 for legal services rendered.  Jones & Cannon had also been providing the limited amount of executive office space we require, and some clerical and other services required for our operations without charge until June 5, 2000, under an oral agreement with Mr. Jones.  We became obligated to pay Jones & Cannon $1500 per month for this office space effective June 15, 2000, and we currently owe Jones & Cannon $72,750 in past due rent.

Mr. Ferris, our president, is the owner of Ferris Holdings, L.L.C., which is the landlord on the lease for our engineering, technical, and production facilities in Phoenix, Arizona.  On December 31, 2004, we adopted FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities (Revised)”.  This accounting change added assets and liabilities to the balance sheet as of that date resulting from the consolidation of Ferris Holdings, L.L.C., into our financial statements.  Ferris Holdings, L.L.C. is an entity 100% owned by Mr. Ferris, and the entity’s only asset is the land and building in Phoenix, Arizona, which we currently lease.  Since we also guarantee the debt related to this property, we have an implicit variable interest in this entity.  This accounting change resulted in $827,263 of additional property and equipment, net of accumulated depreciation, a $67,885 reduction in note receivable from a related party, and $805,856 of additional notes payable, but did not require an adjustment to earnings and is not expected to affect future earnings or cash flows.  The accounting change did result in a loss of $(46,478), which is reported as a “Cumulative effect of accounting change” in the accompanying statement of operations.

In December, 1997, we agreed to redeem at par value an aggregate of 1,505,399 shares of the common stock held by the ten former shareholders of First Brewery of Dallas, Inc., a company we acquired in April, 1997.  The aggregate redemption price was $7,527.  That redemption was to have occurred no later than March 31, 1998.  However, we did not have sufficient funds to honor this commitment and are currently in default under the agreement as to a few of these shareholders.  Mr. Jones and Ms. Biggs were among those whose shares were to have been redeemed.  In February, 2000, we and Mr. Jones agreed that the shares that were to have been redeemed from Mr. Jones would not be redeemed.  In September of 2004, we and Ms. Biggs agreed that the shares that were to have been redeemed from Ms. Biggs would not be redeemed.  In February, 2002, we completed the redemption of 287,531 of these shares from one shareholder, and those shares when received were canceled.  In December, 2004, and January, 2005, we completed the redemption of 67,743 and 34,624 of these shares from two shareholders.  Demand has been made upon the remaining four shareholders for 371,834 shares, and we expect to complete the redemption of those remaining shares during the second quarter of 2005.

During the period from July, 1997 through May, 1998, Mr. Jones, our chairman of the board and chief executive officer, lent us an aggregate of $90,000 for use as operating capital.  Of this amount, $65,000 was subsequently eliminated when Mr. Jones accepted in full satisfaction of that debt certain equipment securing bank debt which Mr. Jones had guaranteed, leaving a balance of $25,000.  This indebtedness was evidenced by an unsecured demand promissory note at an annual interest rate of 12 % per annum.  During the period from November, 2000 through December, 2001, Mr. Jones lent us an aggregate of $81,000 for use as operating capital, for a total indebtedness of $106,000.  This $81,000 indebtedness was evidenced by unsecured promissory notes without interest.  All of this indebtedness was converted to 151,200 common shares, contractually “locked up” until as long as June of 2006, as part of our debt conversion plan approved on December 13, 2004.

Legal Proceedings

On May 8, 2003, we filed a declaratory judgment lawsuit in the 348th state district court of Tarrant County, Texas against Legg Mason Wood Walker Incorporated and the Depository & Clearing Corporation, now pending as cause number 348-198792-03.  In this suit, we refer to the district court’s prior ruling that our cancellation of shares of the company’s common stock formerly in the name of William E. K. Hathaway II c/o Olympic Holdings, L.L.C. was proper, and in this suit we seek a further judicial determination that Hathaway’s subsequent endorsement of his certificate to these companies was ineffective, as the certificate was no longer genuine and could not be registered, and, further due to other alleged irregularities, resulting in our having no liability to these companies.  We subsequently dismissed Depository and Clearing Corporation from the lawsuit without prejudice.  On July 2, 2003, Legg Mason counterclaimed against us for the sum of $277,855, representing the costs Legg Mason endured when required to purchase 700,000 shares of our stock on the open market to cover its short position resulting from our transfer agent’s confiscation of the certificate originally issued to Mr. Hathaway.  On March 16, 2005, the court granted Legg Mason’s motion for summary judgment, and entered judgment in favor of Legg Mason against us for $277,855.  We will appeal the decision to the Fifth Circuit Court of Appeals.

On December 3, 2003, suit was filed against us in the 61st Judicial District Court of Harris County, Texas, in cause number 2003-65857, styled Gloria Howden v. VirTra Systems, Inc., seeking payment of the sum of $240,000 in equipment leases allegedly entered into by Ms. Howden with the former Ferris Productions, Inc. in 2001.  We have contested the allegations.  We recently entered into a settlement agreement under which Ms. Howden would receive stock on terms similar to the terms of our settlement with other leaseholders. However, the settlement documents have not yet been fully signed.

On December 4, 2003, former director and shareholder, John F. Aleckner, Jr., and his wife Barbara, demanded immediate payment of $274,500.00 in demand promissory notes we had previously executed.  We filed suit against the Aleckners on January 14, 2004, in the 348th Judicial District Court of Tarrant County, Texas, in case number 348-203761-04, styled VirTra Systems, Inc. v. John F. Aleckner, Jr. and Barbara H. Aleckner.  This lawsuit seeks cancellation of 2,191,694 shares of our common stock issued as consideration for such promissory notes, claiming illegal usury under Texas law.  Further, we further seek cancellation/forfeiture of these promissory notes, as the alleged usury allegedly exceeds more than twice the lawful rate of interest under Texas law. We intend to aggressively prosecute this litigation, which is currently in the pre-trial discovery stage.  Mr. Aleckner has counterclaimed against us and our chief executive officer, L. Kelly Jones, for fraud, negligence, and negligent misrepresentation.  All parties have filed motions for summary judgment. Our and Mr. Aleckner’s motions were denied, and Ms. Aleckner’s subsequently argued, is under advisement.  The parties have recently agreed to a “walk-away” settlement, meaning that we will drop our usury allegations in exchange for cancellation of the promissory notes, and the parties are currently negotiating settlement documents.

On January 20, 2004, we filed suit against VR Films, Inc., a Nevada corporation, and its officers John F. Aleckner, Jr. and Lance Loesberg, former directors and officers of our company, for its announced intent to compete with us, its allegedly improper contact with our customers, and for breach of contract, misappropriation, conversion, breach of fiduciary duty, unfair competition, and we are seeking punitive damages.  VR Films has counterclaimed against us, seeking an unspecified amount of damages, and has brought suit against our chief executive officer and president, L. Kelly Jones, and Bob Ferris, respectively, claiming fraud.  We intend to aggressively prosecute this lawsuit in order to protect our corporate opportunities, trade secrets, proprietary subject matter, and confidential business information.  The parties have recently agreed to a “walk-away” settlement, and the parties are currently negotiating settlement documents.

On July 2, 2004, suit was filed against president Bob Ferris and his wife, Nichieli, by VR Films, Inc. for breach of contract.  The lawsuit is currently pending in the federal district court in Phoenix, cause number CV04-1361PHXSMM.  We intend to aggressively defend this litigation which is currently in the pre-trial discovery stage.  Per agreement of the parties and order of the court, this case has been held in abeyance pending resolution of our Texas lawsuit against VR Films, Inc.   The parties have recently agreed to a “walk-away” settlement, and the parties are currently negotiating settlement documents.

On February 6, 2004, suit was filed against us in County Court at Law No. 4 of Harris County, Texas, in cause number 810288, styled Barbara Nedry v. VirTra Systems, Inc., seeking payment of the principal sum of $6,000, plus accrued interest, in equipment leases allegedly entered into by Ms. Nedry with the former Ferris Productions, Inc. in 2001.  We have contested the allegations.  The case is currently in the pre-trial discovery phase.

On May 13, 2004, suit was filed against us in the federal district court of South Carolina, in cause number 04CP402455, styled Garland and Leota Slagle v. VirTra Systems, Inc., seeking payment of the principal sum of $90,000, plus accrued interest, in equipment leases allegedly entered into by the Slagles with the former Ferris Productions, Inc. in 2001. We have contested the allegations.  The parties are currently in settlement discussions.

On December 30, 2004, suit was filed against us in the federal district court of North Carolina, in cause number 4:04-CV-199-H2, styled Edward and Linda Strickland v. VirTra Systems, Inc., seeking payment in the principal sum of $72,000, plus accrued interest, in equipment leases allegedly entered into by Mr. Strickland with the former Ferris Productions, Inc. 2001.  We have contested the allegations.  The parties are currently in settlement discussions.

Description of Securities

Our articles of incorporation authorize us to issue 100 million shares of common stock, of a par value of $.005 per share, and 2,000,000 shares of preferred stock, par value $0.005 per share.  As of April 18, 2005, 60,859,064 shares of common stock were issued and outstanding, and no preferred stock had been issued.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in any dividends that may be declared, from time to time by the board of directors in its discretion, from funds legally available for dividends.  If we are liquidated, dissolved or wound up, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions for the common stock.

Our common stock is covered by the Securities and Exchange Commission's penny stock rules.  These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock with such voting rights, designations, preferences, limitations, and relative rights as the board of directors may determine.  Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.  In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We believe the preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise.  Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting.  The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by shareholders, unless action by shareholders is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Convertible Promissory Notes/Promissory Notes

We have outstanding $10,000 in principal amount of our convertible promissory notes.  These notes bear interest at the rate of 12 percent per annum, call for monthly payments of interest, and matured May 10, 1998.  The holder has a non-assignable option to purchase 7,500 shares of common stock at par value.  Alternatively, the holder has the right to convert his convertible promissory note at the rate of 1.25 shares of common stock for each $1.00 in principal amount of notes.  No option has been exercised, the note has not been converted, and we believe payment of this note is now barred by the applicable statute of limitations. If it is not barred, we are in default under that note.

We have outstanding $274,500 in principal amount of promissory note due to John F. Aleckner, Jr., a former director, payable upon demand without interest.  This note is the subject of litigation, under which we are seeking cancellation of this indebtedness. See “Legal Proceedin.” The parties have recently agreed to a “walk-away” settlement of this litigation, meaning that we will drop our usury allegations in exchange for cancellation of the promissory note, and the parties are currently negotiating settlement documents.

We have outstanding $10,000 in principal amount of promissory notes payable to another shareholder, which is in default.  This note provides for an initial issuance of shares of common stock in lieu of interest, all of which have been issued. Accordingly, no additional interest is accruing on these notes.  We believe payment of this note is now barred by the applicable statute of limitations.

Warrants

There are outstanding warrants in favor of Dutchess to purchase 750,000 shares of our common stock at a strike price equal to the lesser of a) $0.33 per share, or b) 80% of the lowest closing bid price during the five trading days prior to exercise of the warrants.  These warrants were issued to the debenture holders on February 25, 2005, and they expire on February 25, 2008.  The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

We also have outstanding to Dutchess, in connection with convertible debentures issued in 2002 (and subsequently repaid), warrants to purchase 500,000 shares of our common stock at a strike price pf $0.71 per share.  The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

We also have outstanding 496,703 warrants, issued to Swartz Private Equity L. P. in connection with an earlier equity line having terms as follows:

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245,000 shares at $0.625 per share expiring April 14, 2005;

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245,000 shares at $1.00 per share expiring April 14, 2005;

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3,933 shares at $0.418 expiring October 26, 2005;

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1,694 shares at $0.15 expiring January 2, 2006; and

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1,076 shares at $0.275 expiring March 8, 2006.

Those warrants provide for downward adjustment in the exercise price based on the market prices for our stock during a period prior to exercise. Swartz attempted to exercise 496,703 warrants on October 23, 2003, at a time when the adjusted exercise price would allegedly have been $0.05 per share.  We are contesting those warrants.  We drew down only $17,751 during an entire lifetime of that line of credit.  We believe the number of warrants, coupled with the low exercise price, was so disproportionate to the benefit received under the line of credit as to constitute a failure of consideration.

Convertible Debentures

On February 25, 2005 we issued to Dutchess $500,000 worth of convertible debentures, and we issued another $250,000 worth of convertible debentures to Dutchess on April 6, 2005.  These debentures:

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are subordinate as to any amounts we may borrow from banks or similar financial institutions,

•

pay an eight percent cumulative interest, payable monthly, in cash or in common stock of the company at the debenture holder’s option,

•

are convertible by the holder into shares of common stock of the company at any time,

•

convert automatically three years after issuance,

•

are convertible at the lesser of (a) $0.33, (b) 80 % of lowest closing bid price as reported by Bloomberg, during the 15 full trading days prior to the date of conversion,

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are redeemable by the company at any time within 90 days after the date of issuance on ten days written notice at 130 % of the principal amount being redeemed, and

•

require the registration of the shares of common stock into which the debentures may be converted.  The registration statement accompanying this prospectus will register such shares upon effectiveness.

Of the 7,625,000 shares of common stock covered by this prospectus, 6,800,000 are registered to possibly underlie the $750,000 worth of convertible debentures.  Because of the uncertainty of the future market price of our common stock, it is possible that:

•

none of these shares would be issued should we redeem the convertible debentures by the 90th day following the issuance of the debentures;

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fewer than 6,800,000 shares would be issuable should the convertible debentures be converted; and

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more than 6,800,000 shares would be issuable should the lowest closing bid price of our common stock be less than $0.11 per share during the 15 trading days prior to conversion of the convertible debentures.

Should fewer than 6,800,000 shares be required, we will deregister the unneeded shares.  Should more than 6,800,000 be required, we will file a new registration statement and amend this prospectus to add the additional needed shares of common stock.

Anti-takeover Provisions

Under our articles of incorporation, a change in our bylaws requires the affirmative vote of not less than a majority of our "Continuing Directors."  A Continuing Director is a member of the board who is not and who was a member of the board of directors immediately before the time the 10% or more holder became the beneficial owner of 10% or more of that voting stock.  The articles of incorporation also require that shareholder votes be taken only at a meeting, and prohibit action by written consent.

In addition, we may not effect a "Business Combination" in which an affiliate or associate of a holder of 10% or more of our voting stock has an interest without the vote of at least 80% of our voting stock (voting as a single class), including the vote of not less than 50% of the outstanding shares of voting stock not beneficially owned by the 10% holder or its affiliates or associates.  The additional voting requirements described in this paragraph does not apply if the board of directors by a vote of not less than a majority of the continuing directors then holding office expressly approves in advance the acquisition of shares that resulted in the 10% holder's becoming such, or approves the business combination before the related person became a related person.  Those requirements also do not apply if, among other things,

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that the cash or fair market value of property received by holders in the Business Combination is not less than the highest price per share paid by the related person in acquiring any of its shares, and the related person does not receive the benefit of any loans, advances, guarantees or other financial assistance or tax advantages provided by us except proportionately as a shareholder, and

•

the transaction be covered by a fairness opinion of a reputable investment banking firm if deemed advisable by a majority of the Continuing Directors.

The term "Business Combination" includes, among other things:

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a merger, consolidation, or share exchange involving us or a subsidiary,

•

a sale, mortgage, or other disposition of a substantial part of the our assets,

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issuance of additional securities, a reclassification which would increase the voting power of a related person, or our liquidation or dissolution.

These provisions might discourage an unsolicited acquisition proposal that could be favorable to shareholders.  They could also discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We are also subject to Article 13 of the Texas Business Corporation Act.  That article prohibits us from engaging in a business combination with an affiliated shareholder, generally defined as a person holding 20% or more our outstanding voting stock, during the three-year period immediately following the affiliated shareholder's share acquisition date, unless the business combination or acquisition by the affiliated shareholder was approved by:

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our board of directors before the affiliated shareholder's share acquisition date, or

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two-thirds of the holders of our outstanding voting shares not beneficially owned by the affiliated shareholder at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

Transfer Agent.

Continental Stock Transfer, Inc. of New York, New York, is our transfer agent.

Legal Matters

 The legality of the securities offered hereby has been passed upon by Raice, Paykin, Greenblatt, Lesser & Krieg LLP, New York, New York.

Experts

Our balance sheet as of December 31, 2004, and the statements of our operations, shareholders' equity, and cash flows for the years ended December 31, 2004 and 2003, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Ham, Langston, & Brezina, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement.  Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits.  For further information regarding VirTra Systems and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

Financial Statements

VIRTRA SYSTEMS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders ofVirTra Systems, Inc.

We have audited the accompanying balance sheet of VirTra Systems, Inc. (the “Company”) as of December 31, 2004, and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2004 and 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VirTra Systems, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and at December 31, 2004 is in a negative working capital position and a stockholders’ deficit position.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements, in 2004 the Company changed its method of accounting for variable interest entities.

Ham, Langston & Brezina, LLP

Houston, Texas

March 15, 2005

VIRTRA SYSTEMS, INC.

BALANCE SHEET DECEMBER 31, 2004 (AUDITED) AND MARCH 31, 2005 (UNAUDITED)

	March 31, 2005 (Unaudited)	December 31, 2004 (Audited)
ASSETS

Current assets:
Cash and cash equivalents	$ -	$ 160,566
Accounts receivable	44,660	9,430
Costs and estimated earnings in excess of billings on uncompleted contracts	171,440	51,830

Total current assets	216,100	221,826

Property and equipment, net	1,012,366	1,034,917
Capitalized development cost, net	179,871	196,223

Total assets	$1,408,337	$1,452,966

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Notes payable	$1,188,397	$1,349,700
Obligations under product financing arrangements	841,780	819,900
Notes payable-stockholders	294,500	294,500
Convertible debentures	500,000	-
Bank overdraft	52,064	-
Accounts payable	906,788	1,008,589
Accrued liabilities	1,204,288	1,189,194
Payable to related party	30,281	30,281

Total current liabilities	5,018,098	4,692,164

Redeemable common stock, $.005 par value, 406,458 shares at December 31, 2004 and 371,834 shares at March 31, 2005	1,859	2,032

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.005 par value, 100,000,000 shares authorized, 60,438,152 and 16,859,504 shares issued and outstanding, respectively	304,297	302,191
Additional paid-in capital	8,638,405	8,210,395
Accumulated deficit	(12,554,322)	(11,753,816)

Total stockholders’ deficit	(3,611,620)	(3,241,230)

Total liabilities and stockholders’ deficit	$1,408,337	$1,452,966

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

STATEMENT OF OPERATIONS

for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003 (audited)

__________

	Three months ended March 31		Year ended December 31
	2005	2004	2004	2003
Revenue:
Custom applications
Training/simulation	$126,868	$149,302	$986,816	$142,260
Advertising/promotion	10,794	136,451	296,864	813,170
Other	28,343	11,125	44,500	29,060

Total revenue	166,005	296,878	1,328,180	984,490

Cost of sales and services	133,044	160,600	860,065	656,803

Gross margin	32,961	136,278	468,115	327,687

General and administrative expenses	421,529	383,729	2,820,650	916,302

Loss from operations	(388,568)	(247,451)	(2,352,535)	(588,615)

Other income (expenses):
Forgiveness of debt income	-	-	4,922,500	-
Interest income			16	-
Interest expense and finance charges	(411,938)	(276,514)	(957,912)	(950,682)
Other income	-	500	500	2,628

Total other income (expenses)	(411,938)	(276,014)	3,965,104	(948,054)

Net income (loss) from continuing operations	(800,506)	(523,465)	1,612,569	(1,536,669)

Income (loss) from discontinued operations	-	-	-	(53,453)

Net income (loss) before accounting change	(800,506)	(523,465)	1,612,569	(1,590,122)

Cumulative effect of accounting change	-	-	(46,478)	-

Net income (loss)	(800,506)	(523,465)	$ 1,566,091	$(1,590,122)

Weighted average shares outstanding - basic	60,764,278	49,426,387	51,675,342	42,415,964

Weighted average shares outstanding - diluted			52,450,576	42,415,964

Basic net income (loss) per share:
Net income (loss) per share before accounting change and discontinued operations	$ (0.01)	$ (0.01)	$ 0.03	$ (0.04)
Cumulative effect of accounting change	-	-	(0.00)	-
Income (loss) from discontinued operations	-	-	-	(0.00)

Net income (loss) per share	$ (0.01)	$ (0.01)	$ 0.03	$ (0.04)

Diluted net income (loss) per share:
Net income (loss) per share before accounting change and discontinued operations	$ (0.01)	$ (0.01)	$ 0.03	$ (0.04)
Cumulative effect of accounting change	-	-	(0.00)	-
Income (loss) from discontinued operations	-	-	-	(0.00)

Net income (loss) per share	$ (0.01)	$ (0.01)	$ 0.03	$ (0.04)

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

STATEMENT OF CASH FLOWS

for the three months ended March 31, 2005 and 2004 and

the years ended December 31, 2004 and 2003

__________

	Three Months Ended		Year Ended
	March 31,		December 31,
	2005	2004	2004	2003
Cash flows from operating activities:
Net income (loss)	$ (800,506)	$ (523,465)	$ 1,566,091	$(1,590,122)
Loss from discontinued operations	-	-	-	53,453

Net income (loss) from continuing operations	(800,506)	(523,465)	1,566,091	(1,536,669)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,678	23,432	100,465	106,768
Accrued cost of product financing arrangements and amortization of debt issuance costs	-	191,734	656,019	804,665
Cumulative effect of accounting change	-	-	46,478	-
Forgiveness of debt income	-	-	(4,922,500)	-
Gain on sale of assets	-	-	(500)	(2,628)
Bad debt expense	-	-	148,821	-
Common stock and options issued for services	203,975	9,900	633,900	70,000
Effect of beneficial conversion feature	150,000	-	-	7,786
Changes in operating assets and liabilities:		-
Accounts receivable and other	(35,230)	(15,000)	80,423	(68,245)
Costs and estimated earnings in excess of billings	(119,610)	(12,258)	24,770	(135,758)
Accounts payable	(101,801)	(13,763)	219,360	(83,269)
Accrued liabilities and other	36,972	28,911	568,590	7,912

Net cash used in operating activities	(625,522)	(310,509)	(878,083)	(829,438)

Cash flows from investing activities:
Capital expenditures	(1,774)	(42,429)	(83,754)	(98,819)
Proceeds from sale of assets	-	-	500	120,000
Increase in capitalized development costs	-	-	(196,223)	-
Common stock redeemed	(173)	-	(339)	-

Net cash provided by (used in) investing activities	(1,947)	(42,429)	(279,816)	21,181

Cash flows from financing activities:
Proceeds from issuance of notes payable	-	-	277,500	35,000
Proceeds from issuance of common stock	76,142	373,887	1,238,421	1,025,715
Payments on notes payable	(161,303)	(34,160)	(278,326)	(145,602)
Proceeds from convertible debentures	500,000	-	-	(103,664)
Increase (decrease) in book overdraft	52,064	-	-	-

Net cash provided by financing activities	466,903	339,727	1,237,595	811,449

Net cash provided by (used in) discontinued operations	-	-	-	(20,764)

Increase (decrease) in cash and cash equivalents	(160,566)	(13,211)	79,696	(17,572)

Cash and cash equivalents, beginning of period	160,566	80,870	80,870	98,442

Cash and cash equivalents, end of period	$ -	$ 67,659	$ 160,566	$ 80,870

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$ 9,793	$ 17,273	$ 36,407	$ 62,974

Cash paid for income taxes	$ -	$ -	$ -	$ -

Non-cash investing and financing activity:
Common stock issued upon conversion of debentures	$ -	$ -	$ -	$ 204,598

Common stock issued as settlement of accounts payable	$ -	$ 48,256	$ 48,526	$ -

Addition to note payable for late payment penalty	$ -	$ -	$ 6,938	$ -

Common stock issued in exchange for notes payable, obligations under product financing arrangements and accrued interest payable	$ -	$ -	$2,174,336	$ -

Cancellation of redeemable common stock	$ -	$ -	$ 83	$ -

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

for the years ended December 31, 2004 and 2003 (audited) and the three months ended March 31, 2005

__________

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2002	37,331,448	$ 186,658	$2,922,833	$(11,729,785)	$(8,620,294)

Common stock issued upon conversion of debentures	2,710,600	13,553	191,045	-	204,598

Common stock issued for payment of interest	106,232	531	7,255	-	7,786

Common stock issued for cash	7,420,348	37,101	988,614	-	1,025,715

Common stock issued for services	1,000,000	5,000	65,000	-	70,000

Net loss	-	-	-	(1,590,122)	(1,590,122)

Balance at December 31, 2003	48,568,628	242,843	4,174,747	(13,319,907)	(8,902,317)

Common stock issued for services	2,030,000	10,150	619,750	-	629,900

Common stock issued as settlement of
accounts payable	225,000	1,125	47,131	-	48,256

Common stock issued for cash	4,294,707	21,474	1,216,947	-	1,238,421

Common stock issued in debt exchange	5,303,258	26,516	2,147,820	-	2,174,336

Effect of stock options vesting	-	-	4,000	-	4,000

Cancellation of redeemable common
stock	16,559	83	-	-	83

Net income	-	-	-	1,566,091	1,566,091

Balance at December 31, 2004	60,438,152	$ 302,191	$8,210,395	$(11,753,816)	$(3,241,230)

Common stock issued for services	175,000	875	63,875	-	64,750

Common stock issued for cash	246,352	1,231	74,910	-	76,141

Effect of beneficial conversion feature	-	-	150,000	-	150,000

Stock warrants issued as financing costs	-	-	139,225	-	139,225

Net loss	-	-	-	(800,506)	(800,506)

Balance at March 31, 2005	60,859,504	$ 304,297	$8,638,405	$(12,554,322)	$(3,611,620)

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

__________

1.

Background and Summary of Significant Accounting Policies

Background

GameCom, Inc. (“GameCom”), a Texas corporation, was founded in 1996.  Effective September 21, 2001 GameCom merged with Ferris Productions, Inc. (“Ferris”) (together “the Company”) and the Company changed its name to VirTra Systems, Inc. (“VirTra”).  The Company is headquartered in Arlington, Texas, with a production facility located in Phoenix, Arizona.  The Company develops, manufactures and operates technically advanced personal computer and non-personal computer based products including virtual reality (“VR”) products for the training/simulation and advertising/promotion markets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Revenue Recognition

Revenue from custom application contracts are recognized on a percentage-of-completion basis, measured by the percentage of costs incurred to date to total estimated costs for each contract.  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs.  General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.  An amount equal to contract costs attributable to claims is included in operations when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed in excess of revenue recognized.

Concentrations of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

The Company maintains its cash in well known banks selected based upon management’s assessment of the banks’ financial stability.  Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

Accounts receivable generally arise from sales of equipment and services to various companies throughout the world.  Collateral is generally not required for credit granted.  During the years ended December 31, 2004 and 2003 the Company had three and two customers representing 85% and 72% of its custom application revenue, respectively.  Included in accounts receivable at December 31, 2004 is $9,230 or 98% due from these three customers.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years.  Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized.  Expenditures for normal repairs and maintenance are charged to expense as incurred.  The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Capitalized Development Costs

Capitalized development costs  consist of direct costs incurred in developing proprietary technology exclusively used in its products and costs incurred in obtaining a patent on such technology.  The intangible assets are being amortized on a straight-line basis over a five-year period.  As of December 31, 2004, accumulated amortization of these intangible assets is $120,948.  During the years ended December 31, 2004 and 2003, the Company recorded amortization expense of $18,133 and $18,128, respectively.  During the year ended December 31, 2004 the Company capitalized $196,223 of additional development costs.

Debt Issuance Costs

Debt issuance costs are deferred and recognized, using the interest method, over the term of the related debt.

Shipping and Delivery Costs

The cost of shipping and delivery is charged directly to cost of sales and service at the time of shipment.

Income Taxes

The Company uses the liability method of accounting for income taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.  The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

Income (Loss) Per Share

Basic income (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period.  Diluted income (loss) per share is calculated by adjusting the outstanding shares by common equivalent shares from common stock options and warrants.

Stock-Based Compensation

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board (“APB”) No. 25 “Accounting for Stock Issued to Employees”.  The Company provides disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset’s estimated fair value to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”.  Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments.  The Company’s financial statements include none of the additional elements that affect comprehensive income.  Accordingly, comprehensive income and net income are identical.

Reclassification

Certain amounts reported in the prior period financial statements have been reclassified to the current period presentation.

Recently Issued Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.  The adoption of SFAS No. 146 did not have a significant impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation”, which amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock based employee compensation.  It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock based employee compensation.  Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting”, to require disclosure of those effects in interim financial statements.  SFAS No. 148 is effective for fiscal years ended after December 15, 2002.  The adoption of SFAS No. 148 did not have a significant impact on the Company’s financial reporting.

In April 2003, the FASB issued SFAS No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS No. 149, all provisions should be applied prospectively. The adoption of this statement did not have a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer’s equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. The adoption of this statement did not have a material effect on the Company’s financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”.  In December 2003, the FASB issued a revision to FIN 46 (FIN 46R).  FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders.  FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity.  The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.  Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions.  FIN 46R deferred the effective date of the Interpretation for public companies that are small business issuers to the end of the first reporting period ending after December 15, 2004, except that all public companies must, at a minimum, apply the unmodified provisions of the Interpretation to entities that were previously considered “special-purpose entities” in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. FIN 46R requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN 46R is first applied, or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated.  The Company did not have any special purpose entities but does have an entity that qualifies as a variable interest entity under FIN 46R (See Note 3).

In December 2004, FASB issued SFAS No. 123R, “Share Based Payments”.  The statement requires public companies to measure the cost of employee services in exchange for an award of equity instruments to be based on the grant-date fair value of the award as determined by using an option-pricing model.  This statement eliminates the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in Statement No. 123 as originally issued.  The statement also clarifies and expands Statement No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods.  For entities that file as a small business issuer, the effective date of this statement is the beginning of the first interim or annual reporting period that begins after December 15, 2005.  The Company is currently reviewing the impact on its financial statements of implementing this Statement.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”.  The new Statement amends ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material.  This Statement requires that those items be recognized as current period charges and requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities.  This Statement is effective for fiscal years beginning after June 15, 2005.  The adoption of this statement is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”.  SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The Company’s adoption of SFAS No. 153 is not expected to have a material impact on its financial position or results of operations.

2.

Going Concern Considerations

During the years ended December 31, 2004 and 2003, the Company has defaulted on its notes payable and obligations under product financing arrangements, has continued to accumulate payables to its vendors and has experienced negative financial results as follows:

	2004	2003

Net income (loss)	$1,566,091	$(1,590,122)

Negative cash flows from operations	$(878,083)	$(829,438)

Negative working capital	$(4,470,338)	$(9,192,113)

Accumulated deficit	$(11,753,816)	$(13,319,907)

Stockholders’ deficit	$(3,241,230)	$(8,902,317)

Management has developed specific current and long-term plans to address its viability as a going concern as follows:

The Company’s anticipated entry into the training/simulation market was advanced by the aftermath of September 11, 2001.  The Company is currently in advanced discussions with representatives of  various government authorities regarding use of the Company’s technology in detecting and mitigating the risk of similar problems in the future.

The Company is also attempting to raise funds through debt and/or equity offerings.  If successful, these additional funds would be used to pay down debt and for working capital purposes.

In the long-term, the Company believes that cash flows from continued growth in its operations will provide the resources for continued operations.

There can be no assurance that the Company’s debt reduction plans will be successful or that the Company will have the ability to implement its business plan and ultimately attain profitability.  The Company’s long-term viability as a going concern is dependent upon three key factors, as follows:

The Company’s ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

The ability of the Company to control costs and expand revenues from existing or new businesses.

The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

3.

Accounting Change

On December 31, 2004, the Company adopted FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities (Revised)”.  This accounting change added assets and liabilities to the balance sheet as of that date resulting from the consolidation of Ferris Holdings, L.L.C., which was previously not included in the financial statements.  Ferris Holdings, L.L.C. is an entity 100% owned by an officer/director of the Company.  This entity’s only asset is the land and building in Phoenix, Arizona that is currently leased by the Company.  Since the Company also guarantees performance on the entities’ debt related to this property, the Company has an implicit variable interest in this entity.  This accounting change resulted in $827,263 of additional property and equipment, net of accumulated depreciation, a $67,885 reduction in note receivable from a related party, and $805,856 of additional notes payable, but did not require an adjustment to earnings and is not expected to affect future earnings or cash flows.  The accounting change did result in a loss of $(46,478), which is reported as a “Cumulative effect of accounting change” in the accompanying statement of operations.

4.

Discontinued Operations

On April 30, 2003, the Company entered into an agreement to sell its contracts and the assets used in its theme park operations for $120,000, payable in four equal installments of $30,000 upon signing of the term sheet; $30,000 on April 30, 2003; $30,000 on May 31, 2003; and $30,000 on June 30, 2003.  The transaction resulted in a gain on sale of assets of $2,628.

The 2003 financial statements have been presented to reflect the sale of the Company’s assets related to its theme park operations.  Accordingly, the 2003 financial statements reflect the theme park operations as discontinued operations.

Total revenues included in discontinued operations was $-0-and $32,060 for the years ended December 31, 2004 and 2003, respectively.  There was no effect on basic and diluted net loss per common share, reported in the accompanying statement of operations, from the results of the discontinued operations.

5.

Accounts Receivable

Accounts receivable consist primarily of amounts due from certain companies for the purchase of equipment and services.  An allowance for doubtful accounts is provided, when appropriate, based on past experience and other factors which, in management’s judgment, deserve current recognition in estimating probable bad debts.  Such factors include circumstances with respect to specific accounts receivable, growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable and current economic conditions.  As of December 31, 2004 all accounts receivable are considered collectible and the allowance for doubtful accounts is $-0-.

6.

Custom Application Contracts

Costs, estimated earnings and billings on uncompleted custom application contracts at December 31, 2004 are summarized below.

Costs incurred on uncompleted contracts	$ 412,755
Estimated earnings	277,675

690,430

Billings to date	638,600

$ 51,830

These amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$ 51,830

Billings in excess of costs and estimated earnings on uncompleted contracts	$ -

7.

Property and Equipment

Property and equipment consisted of the following at December 31, 2004:

Land	$ 140,000
Building	774,705
Computer equipment	316,097
Office furniture and equipment	196,002

1,426,804

Less: accumulated depreciation	(391,887)

Property and equipment, net	$1,034,917

Depreciation expense for the years ended December 31, 2004 and 2003 was $82,332 and $88,640, respectively.

8.

Notes Payable

Notes payable consist of the following at December 31, 2004:

Note payable to a bank, bearing interest at 6.25% per year and due in monthly payments of $5,680 including interest, through April 1, 2005, at which time the monthly payment amount will increase as agreed upon with the bank at that time.  This note is collateralized by land and a building.

$ 805,856

Notes payable to a bank, bearing interest at 7.5% per year and due in monthly payments of $4,868, including interest, through April 1, 2005, at which time the monthly payment amount will increase as agreed upon with the bank at that time. These notes are collateralized by certain equipment, licensing rights and by the personal guarantees of officers/stockholders of the Company.	334,137

Note payable to Dutchess Private Equities Fund in the amount of $277,500.  Of this amount, $37,500 represents interest and $240,000 represents principal.  The interest was paid upon funding of the note and the principal is due in the minimum amount of $37,500 or 50% of each Put drawn from the equity line of credit (See Note 16) per month with the remaining principal due on the maturity date of December 24, 2004.  This note is collateralized by the Company’s guarantee to issue Put notices until the balance is paid in full.  The Company defaulted on its final payment on December 24, 2004 and, according to the note agreement, incurred a penalty of $6,938, which was added to the note balance.  As of March 2005 this note was paid in full.

134,438

Note payable to a bank, bearing interest at the prime rate (4.75% at December 31, 2004) plus 1.5%, due in 36 monthly installments of $8,824, maturing January 2005 and collateralized by an office building owned by an officer/stockholder of the Company. As of January 2005 this note was paid in full.	8,769

Notes payable to third party entities and individuals, who did not elect to exchange the debt for common stock (See Note 11), bearing interest at a stated rate of 10% payable semi-  annually with principal due three years after issuance  of the note, which ranges from October 2001 to March  2002.  These notes are not collateralized.  In connection with the funding of these notes, the former Ferris issued a  total of 412,500 shares of its common stock as equity  attachments to the note holders and to pay debt issuance costs.  Accordingly, the actual weighted average  interest rate on these notes, including the effect of  the issuance of common stock and the payment of debt  issuance costs, was approximately 16%.  No interest or  principal has been paid on these notes during the year  ended December 31, 2004.

66,500

Total notes payable	$ 1,349,700

Certain notes payable to banks contain various financial and non-financial covenants, which require the Company, among other things, to maintain certain levels of stockholders’ equity and to comply with certain financial ratios.  The Company was in violation of these covenants as of December 31, 2004 and the banks could demand full payment of all principal and interest.

9.

Notes Payable-Stockholders

Notes payable to stockholders, who did not elect or were not offered the opportunity to exchange the debt for common stock (See Note 11), consisted of the following at December 31, 2004:

Convertible note payable to a stockholder, principal and interest due on demand, accruing interest at 12% per year.  This note was collateralized by certain equipment and contains a provision to convert the note to common stock.

$ 10,000

Notes payable to stockholders, non-interest bearing with principal due on demand. These notes are not collateralized.	284,500

Total notes payable to stockholders	$ 294,500

All notes due to stockholders were in default as of December 31, 2004. The remaining convertible note payable to a stockholder in the amount of $10,000 had an original maturity date of June 10, 1998.  The holder of the convertible note has a non-assignable option to purchase 7,500 shares of common stock at par value, which has not been exercised.

10.

Obligations Under Product Financing Arrangements

In financing the production of its arcade equipment, the Company had entered into agreements whereby an entity or individual advanced funds to the Company to produce specific arcade equipment.  Under this arrangement, the Company had agreed to make monthly payments for a specified amount for three years, with an automatic renewal for an additional three years unless cancelled in writing, from the origination date as specified in the agreement.  In addition, the entity or individual advancing the funds had the right to exercise a buy-out whereby the Company has 180 days to repay the obligation upon exercise of the buy-out.  Interest is payable monthly at an annual rate of approximately 16%.

In connection with these financing arrangements, the Company had incurred debt issuance costs of approximately 21% of the total obligation.  These costs were amortized over a three year period using the interest method resulting in an effective annual interest rate of approximately 29% on these obligations.

As of December 31, 2004, the Company was in default on its remaining obligations under the product financing arrangements (See Note 11) totaling $819,900, which included accrued interest.  The Company has not made any interest payments on these obligations since September 2001 and has received notices from various individuals and entities demanding buyouts of these obligations.

11.

Debt Exchange Agreement

During 2004, the Company presented an exchange offer to the holders of certain of its notes payable and obligations under product financing arrangements whereby the debt holders were allowed to convert the principal and accrued interest related to its debt to common stock of the Company under one of three options.  Under Option A, the debt holder could receive common stock equal to 0.6 shares per dollar of principal amount he or she was owed, and was not required to lock up any of the shares he or she receives in the exchange.  Under Option B, each debt holder could receive common stock equal to 0.9 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of six months, after which the shares could be sold in six equal monthly installments.  Under Option C, each debt holder could receive common stock equal to 1.2 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of one year, after which the shares could be sold in six equal monthly installments.  As of December 31, 2004, the Company had issued 5,303,258 shares of its common stock in exchange for $183,500 in principal and $49,069 of accrued interest outstanding on its notes payable, $615,531 in principal and $155,475 of accrued interest outstanding on its notes payable to stockholders and $5,792,176 of principal and interest outstanding on its obligations under product financing arrangements.  Of the total shares issued, 316,080 shares were issued to holders electing Option A, 274,500 shares to holders electing Option B and 4,712,678 shares to holders electing Option C.  As a result of this debt exchange, the Company recorded $4,621,415 of forgiveness of debt income in the statement of operations for the year ended December 31, 2004.

12.

Forgiveness of Debt

In addition to the forgiveness of debt income resulting from the Debt Exchange Agreement (See Note 11), the Company also reversed accruals of certain notes and accounts payable, upon which judgment was obtained, or the statute of limitations had run.  Included in forgiveness of debt income in the statement of operations for the year ended December 31, 2004 is $301,085 related to these settlements and write-offs.

13.

Accrued Liabilities

Included in accrued liabilities as of December 31, 2004 is as follows:

Accrued payroll tax, including penalties and interest	$ 606,375
Accrued lawsuit judgment	280,000
Accrued interest payable	195,825
Deferred revenue	63,912
Accrued commissions payable	34,820
Other	8,262

$1,189,194

14.

Income Taxes

The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes.  As of December 31, 2004, the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $9,700,000, which expire in various tax years through 2024.  Under the provisions of Section 382 of the Internal Revenue Code the ownership change in the Company that resulted from the merger of the Company could severely limit the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities.  Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

The composition of deferred tax assets and liabilities and the related tax effects at December 31, 2004 are as follows:

Deferred tax assets:
Net operating losses	$3,309,490
Intangible assets	20,548
Valuation allowance	(3,300,569)

Total deferred tax assets	29,469

Deferred tax liabilities:

Property and equipment	(29,469)

Total deferred tax liability	(29,469)

Net deferred tax asset (liability)	$ -

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended December 31, 2004 and 2003 is as follows:

	2004		2003
	Amount	%	Amount	%

Provision (benefit) for income tax at federal
statutory rate	$ 548,273	34.0	$ (540,641)	(34.0)
Increase (decrease) in valuation allowance	(860,556)	(53.4)	526,642	33.1
Non-deductible compensation expense	215,526	13.4	-	0.0
Non-deductible lawsuit expense	95,200	5.9	-	0.0
Other	1,557	0.1	13,999	0.9

	$ -	0.0	$ -	0.0

15.

Redeemable Common Stock

In 1997 the Company entered into an agreement to redeem 1,505,399 shares of common stock from certain stockholders at par value of $.005 per share with the consideration for such redemption to be paid pro-rata to such stockholders by March 31, 1998.  During 2000 the Company and stockholders released 727,108 shares of common stock from the redemption requirement and 287,531 shares were redeemed.  During 2004 the Company released an additional 16,559 shares of common stock from the redemption requirement and 67,743 shares of common stock were redeemed.  As of December 31, 2004, 406,458 shares remain to be redeemed at the option of the Company.

16.

Stock Options and Warrants

The Company periodically issues incentive stock options to key employees, officers, directors and outside consultants to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons.

In 1997 and 1998 the Company granted incentive stock options to certain officers and members of the Company’s board of directors to purchase 1,499,000 shares of the Company’s common stock at par value of $.005 per share.  These options are exercisable based on various levels of the Company’s stock price: (i) options to purchase 333,000 shares at par value are exercisable if the Company’s stock is trading at $1.50 per share; (ii) options to purchase 583,000 shares at par value are exercisable if the Company’s stock is trading at $3.00 per share; (iii) options to purchase 333,000 shares at par value are exercisable if the Company’s stock is trading at $4.50 per share; and (iv) options to purchase 250,000 shares at par value are exercisable if the Company’s common stock is trading at $5.00 per share.  In 1999, options to purchase 300,000 shares of common stock were exercised. Effective January 1, 2004 these options were cancelled.

In 1997 and 1998 in connection with the convertible notes payable to certain stockholders (See Note 7) the Company granted options to purchase 75,000 shares of its common stock, at its par value of $.005 per share, to these convertible note holders.  Effective January 1, 2004 these options were cancelled.

On January 1, 2000 the Company granted options to certain employees and non-employees to purchase 350,000 shares of the Company’s common stock at $0.15 per share, which approximated fair market value.  The options were fully vested and exercisable at the date of grant.  These options expired unexercised on January 1, 2003.

In September 2001 the Company granted incentive stock options to certain officers and members of the Company’s board of directors to purchase 1,499,000 shares of the Company’s common stock at par value of $.005 per share.  These options are exercisable based on various levels of the Company’s stock price: (i) options to purchase 333,000 shares at par value are exercisable if the Company’s stock is trading at $1.50 per share; (ii) options to purchase 583,000 shares at par value are exercisable if the Company’s stock is trading at $3.00 per share; (iii) options to purchase 333,000 shares at par value are exercisable if the Company’s stock is trading at $4.50 per share; and (iv) options to purchase 250,000 shares at par value are exercisable if the Company’s common stock is trading at $5.00 per share.  Effective January 1, 2004  these options were cancelled.

In September 2001 the Company’s stockholders amended the 2000 Incentive Stock Option Plan (the “Plan”).  The stockholders have authorized 6,000,000 shares for the Plan and options granted under the Plan may be either incentive stock options or non-statutory stock options subject to certain restrictions as specified in the Plan.  During the years ended December 31, 2004 and 2003, no options have been granted to employees under this Plan.  As of December 31, 2004, options to purchase 100,000 shares of common stock are outstanding under the Plan.

Effective September 1, 2003, the Company granted stock options to purchase 1,000,000 shares of common stock at $0.10 per share to an employee.  Options to purchase 200,000 shares are considered vested and exercisable upon the employee generating $600,000 of revenue for the Company during the first year of employment.  Options to purchase 300,000 shares are considered vested and exercisable upon the employee generating $1,200,000 of revenue for the Company during the second year of employment.  Options to purchase 500,000 shares are considered vested and exercisable upon the employee generating $1,500,000 of revenue for the Company during the third year of employment.  These options expire at the end of each respective year if the revenue amounts are not achieved.  As of December 31, 2004 options to purchase 200,000 shares of common stock became vested and exercisable, resulting in compensation expense of $4,000.  These options expire five years from the date they become vested.

Effective November 1, 2004, the Company granted options to purchase 4,000,000 shares of common stock to its CEO.  These options become vested and exercisable as follows:  (i) 2,000,000 shares at an exercise price of $0.31 per share upon 85% conversion of debt to equity related to the Debt Exchange Agreement (See Note 11); (ii) 1,000,000 shares at an exercise price of $0.31 per share upon the Company’s first profitable quarter; and (iii) 1,000,000 shares at an exercise price of $0.005 per share upon the Company achieving positive stockholders’ equity.  As of December 31, 2004, options to purchase 3,000,000 shares of common stock at an exercise price of $0.31, which approximates fair market value at the grant date, became vested and exercisable.  These options expire on October 31, 2009.

Effective November 1, 2004, the Company granted options to purchase 1,000,000 shares of common stock to its President with an exercise price of $0.31 per share, which approximated fair market value at the grant date.  These options became vested and exercisable upon the Company’s first profitable quarter.  As of December 31, 2004, these options were fully vested and exercisable and expire on October 31, 2009.

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock-Based Compensation”, requires use of option valuation models that were not developed for use in valuing employee stock options.  Under APB 25, because the exercise price of the Company’s employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model, with the following weighted average assumptions for 2004 and 2003:  risk free interest rate of 4%; no dividend yield; weighted average volatility factor of the expected market price of the Company’s common stock of 71% and 100%, respectively; and a weighted average expected life of the options and warrants of 1 to 5 years.  For purposes of proforma disclosures, the estimated fair value of the options is included in expense at the date of issuance, as required by Statement 123.  The Company’s proforma information is as follows:

	2004	2003

Net income (loss) before accounting change and discontinued operations–as reported	$1,612,569	$(1,536,669)

Net income (loss) before accounting change and discontinued operations–proforma	$ 837,769	$(1,536,669)

Basic income (loss) per share-as reported	$ 0.03	$ (0.04)

Basic income (loss) per share-proforma	$ 0.02	$ (0.04)

Diluted income (loss) per share-as reported	$ 0.03	$ (0.04)

Diluted income (loss) per share-proforma	$ 0.02	$ (0.04)

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2004 and 2003 follows:

	Number of Shares Under Options	Weighted-Average Exercise Price

Outstanding - December 31, 2002	3,523,000	$0.12

Granted	1,000,000	0.10
Exercised	-
Forfeited	(350,000)	$0.15

Outstanding – December 31, 2003	4,173,000	$0.12

Granted	5,000,000	$0.25
Exercised	-
Forfeited/cancelled	(3,073,000)	$0.005

Outstanding – December 31, 2004	6,100,000	$0.22

Exercisable – December 31, 2004	4,300,000	$0.30

Following is a summary of outstanding stock options at December 31, 2004:

Number of Shares	Vested	Expiration Date	Weighted Average Exercise Price

100,000	100,000	2012	$0.21
1,000,000	200,000	2009	$0.10
1,000,000	-	2009	$0.005
4,000,000	4,000,000	2009	$0.31

6,100,000	4,300,000

In June 2000, the Company entered into a subscription agreement for up to a $15,000,000 sale of common stock and warrants under an investment financing agreement with an institutional private equity fund (the “Investor”).  This financing allows the Company to issue common stock and warrants at the Company’s discretion as often as monthly as funds are needed in amounts based upon certain market conditions.  The pricing of each common stock sale is based upon current market prices at the time of each sale, and the Company may set a floor price for the shares each month at the Company’s discretion.

In connection with the execution of this agreement, the Company issued warrants to the Investor to purchase 245,000 shares of the Company’s common stock at $0.625 per share and 245,000 shares of the Company’s common stock at $1.00 per share, which was the stock’s approximate market value at the time of each issuance.  These exercise prices, due to reset provisions, have reduced to $0.05 per share during 2002.  In addition, for each sale on this equity line the Investor receives additional warrants to purchase the Company’s common stock equal to 10% of equity sold, exercisable at a price equal to 110% of the market price.  These warrants are exercisable for a five-year period from the date of issuance and expire in April 2005.  During the year ended December 31, 2001, the Company issued 6,703 such warrants to the Investor with exercise prices ranging from $0.07 to $0.11 per share.  There were no draws or warrants issued under this investment financing agreement during the years ended December 31, 2004 and 2003.  As of December 31, 2004 the agreement is no longer in force and an attempt to exercise the warrants has been contested by the Company and no shares have been issued.

In July 2002, the Company entered into an agreement for up to a maximum $5,000,000 sale of its common stock to Dutchess Private Equities Fund, LP (“Dutchess”).  Under this investment agreement the Company has the right to issue a “put notice” to Dutchess to purchase the Company’s common stock.  Put notices cannot be issued more frequently than every seven days.  The required purchase price is equal to 92% of the average of the four lowest closing bid prices of the common stock during the five-day period immediately following the issuance of the put notice.  Each individual put notice is subject to a maximum amount equal to 175% of the daily average volume of the common stock for the 40 trading days before the issuance of the put notice multiplied by the average of the closing bid prices of the common stock for the three trading days immediately preceding the put notice date.  Regardless of the amount stated in a put notice, the maximum amount that Dutchess is required to purchase is the lesser of the amount stated in the put notice or an amount equal to 20% of the aggregate trading volume of the common stock during the five days immediately following the date of the put notice times 92% of the average of the four lowest closing bid prices of the common stock during this five-day period.  During the year ended December 31, 2004 the Company received $1,238,421 of net proceeds from the issuance of 4,294,707 shares of its common stock related to this agreement.

In connection with this investment agreement the Company issued $450,000 in convertible debentures.  The debentures bear interest at 5% per year payable in cash or registered common stock at the Company’s option.  The debentures mature in September 2005 and are convertible, at the option of the holder, to shares of the Company’s common stock at a conversion price per share equal to the lower of (i) 85% of the average of any four or five closing bid prices for the common stock for the five days prior to the conversion date; or (ii) 125% of the volume weighted average price on the closing date.  These debentures were paid in full during 2003.

In addition, the Company issued to the holders of the convertible debentures warrants to purchase 500,000 shares of the Company’s common stock with a strike price of $0.71 per share and a conversion period of three years.  Using the Black-Scholes option pricing model with the following assumptions: (i) volatility of 100%, and (ii) interest rate of 4%, the value of the warrants were estimated to be $89,400, which was recorded as interest expense in the statement of operations for the year ended December 31, 2002.  Accordingly, the actual weighted average interest rate on these debentures, including the effect of the cost of the beneficial conversion feature of $67,500, is approximately 15%.

A summary of the Company’s stock warrant activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2002	996,703	$0.38

Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at December 31, 2003	996,703	$0.38

Granted	-
Exercised	-
Forfeited	-

Outstanding at December 31, 2004	996,703	$0.38

17.

Net Income (Loss) Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the periods.  Diluted earnings per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for convertible preferred stock, convertible secured debentures and convertible secured promissory notes, and the treasury stock method for options and warrants.

For the year ended December 31, 2004, potentially dilutive securities, which consist of warrants to purchase 500,000 shares of common stock at an exercise price of $0.71 per share were not included in the computation of diluted net income per share because such inclusion would be antidilutive. For the year ended December 31, 2003, all of the outstanding stock options and warrants were not included in the computation of diluted net income (loss) per share since such inclusion would be antidilutive.

The following table sets for the computation of basic and diluted net income (loss) per share for the years ended December 31, 2004 and 2003:

	2004	2003

Numerator:
Net income (loss) before accounting change and discontinued
operations	$1,612,569	$(1,536,669)

Denominator:
Denominator for basic calculation weighted average shares	51,675,342	42,415,964
Dilutive common stock equivalents:
Stock options	341,246	-

Stock warrants	433,988	-

Denominator for diluted calculation weighted average shares	52,450,576	42,415,964

Net income (loss) per share:
Basic net income (loss) per share	$ 0.03	$ (0.04)

Diluted net income (loss) per share	$ 0.03	$ (0.04)

18.

Commitments and Contingencies

Lease Obligations

Prior to December 2004 the Company accounted for the lease of its office and manufacturing facility in Phoenix, Arizona, which is owned by an entity controlled by an officer/stockholder of the Company, as a long-term operating lease.  Effective December 31, 2004, the Company determined this entity qualified as a variable interest entity and the Company changed its method of accounting for the lease agreement (See Note 3).

The Company rents office space in Arlington, Texas on a month-to-month basis at $1,500 per month from an officer and stockholder of the Company.  No payments were made during the years ended December 31, 2004 and 2003.  Included in accounts payable at December 31, 2004 is $72,750 owed to the officer and stockholder for this rent.

Employment Contract

Effective September 1, 2003, the Company entered into a contract with an employee whereby the employee is to receive a base salary and a four percent cash commission on all sales originated by the employee.  In addition, the employee is entitled to receive options to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $0.10 per share, if certain sales targets are achieved for each of the next three years.  If the sales targets are not achieved, the stock options will not be exercisable.  As of December 31, 2004 the sales target in the first year has been achieved and, therefore, options to purchase 200,000 shares of common stock have become exercisable (See Note 16).

Litigation

On May 8, 2003, the Company filed a declaratory judgment lawsuit in the 348th state district court of Tarrant County, Texas against Legg Mason Wood Walker Incorporated and the Depository & Clearing Corporation.  In this suit, the Company refers to the district court’s prior ruling that the Company’s cancellation of shares of the common stock formerly in the name of William E. K. Hathaway II c/o Olympic Holdings, L.L.C. was proper, and in this suit the Company seeks a further judicial determination that Hathaway’s subsequent endorsement of his certificate to these companies was ineffective, as the certificate was no longer genuine and could not be registered, and, further due to other alleged irregularities, resulting in the Company having no liability to these companies.  The Company subsequently dismissed Depository & Clearing Corporation from the lawsuit without prejudice.  On July 2, 2003, Legg Mason counterclaimed against the Company for $277,855, representing the costs Legg Mason endured when required to purchase 700,000 shares of the Company’s stock on the open market to cover its short position resulting from the Company’s transfer agent’s confiscation of the certificate originally issued to Mr. Hathaway.  On March 16, 2005, the court granted Legg Mason’s motion for summary judgment, and entered judgment in favor of Legg Mason against the Company for $277,855.  Even though the Company plans to file a motion for new trial, and, if denied, will appeal the decision to the Fifth Circuit Court of Appeals, included in accrued liabilities at December 31, 2004 is $280,000 related to this lawsuit.

The Company is also involved in litigation related to its delinquent repayment of certain of its obligations under product financing arrangements, notes payable to stockholder and accounts payable to vendors.  Management believes that such litigation will not have a material impact on the Company’s financial position, results of operations or cash flows as the amounts owed to these individuals and entities have been accrued in the accompanying balance sheet.

The Company is currently a party to certain other litigation arising in the normal course of business.  Management believes that such litigation will not have a material impact on the Company’s financial position, results of operations or cash flows.

19.

Related Party Transactions

During November 2004, the Company issued 1,000,000 shares of common stock to its CEO and 1,000,000 shares of common stock to a member of its board of directors for services provided to the Company during 2004.  Based on the fair market value of the common stock at the date of issuance, the Company recorded $620,000 of compensation expense in its statement of operations for the year ended December 31, 2004.

Included in accounts payable in the December 31, 2004 balance sheet is $253,167 and $72,750 payable to a firm which is owned by an officer/stockholder of the Company for legal services and office rent, respectively (See Note 13).

Included in accrued interest payable in the December 31, 2004 balance sheet is $8,100 of interest due to stockholders of the Company.

20.

Subsequent Events

In February 2005, the Company entered into a new investment agreement with Dutchess Private Equity for up to a maximum $6,000,000 sale of its common stock and a $750,000 convertible debenture.  This Agreement provides that from time to time, following notice to the Investor, the Company may put to the Investor up to $6,000,000 of its common stock for a purchase price equal to 94% of the lowest closing bid price of the Company’s common stock on the Over-the-Counter Bulletin Board during the five day period following that notice.  The amount the Company is permitted to put under the agreement is the greater of: (A) 200% of the average daily volume of the common stock for the ten trading days prior to the applicable put notice date, multiplied by the average of the three daily closing bid prices immediately preceding the put date; or (B) $50,000; provided however, that the put amount can never exceed $1,000,000 with respect to any single put.  Dutchess Private Equities Fund II, L.P. is required to purchase the lesser of the amount stated in the put notice or an amount equal to 20% of the aggregate trading volume of the Company’s common stock during the five days commencing with the date of the delivery of the put notice multiplied by the lowest closing bid price of the Company’s common stock during this five day period.

The Company also entered into a debenture subscription agreement with Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund II, LP, under which those entities agreed to fund $750,000 in principal amount of the Company’s three year convertible debentures bearing interest at 8% per annum (payable monthly in cash or stock at the investors’ option) and convertible at the lesser of (i) 80% of the lowest closing bid price during the 15 days of full trading prior to the conversion date; or (ii) $0.33. The initial $500,000 in principal amount was funded in February of 2005. The remaining $250,000 in principal amount is to be funded only when the Company has filed a registration statement covering sale of the shares issuable upon conversion of the debentures.

Upon issuance of the initial $500,000 in principal amount of the debentures, the Company issued the investors fully-vested five year warrants to purchase 500,000 shares of the Company’s common stock at $0.33 per share. Upon funding of the remaining $250,000 in principal amount, the Company is obligated to issue the investors warrants to purchase an additional 250,000 shares at the lesser of $0.33 per share or the lowest closing bid price of the Company’s common stock during the five trading days prior to funding the additional $250,000.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.	PROSPECTUS 7,625,000 Shares of Common Stock

TABLE OF CONTENTS

Prospectus Summary

2

Risk Factors

4

Selling Shareholders

10

Use of Proceeds

11

Capitalization

11

Plan of Distribution

11

Price Range of Common Stock

12

Dividend Policy

14

Management's Discussion and Analysis of Financial Condition and Results of Operations

14

Business

17

Management

24

Certain Transactions

30

Legal Proceedings

31

Description of Securities

32

Legal Matters

36

Experts

36

Where You Can Find More Information

36

Financial Statements

37

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law.  In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under the Texas Business Corporations Act, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$937
Legal fees	5,000
Accounting fees	5,000
Miscellaneous	5,000
Total	$15,937

ITEM 26. Recent Sales of Unregistered Securities

The following is a list of our securities that have been sold or issued by us during the past three years.

In April of 2002, we issued 185,185 shares of our restricted common stock to a director for his loan of $25,000.  Management believes that the fair market value of the shares was approximately $25,000.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In May of 2002, we issued 65,000 shares of our restricted common stock to three key employees for their extraordinary services rendered.  Management believes the fair market value of the 65,000 shares was approximately $7800.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act.

In May of 2002, we issued 100,000 shares of our restricted common stock to a licensed brokerage firm for its loan of $35,000.  These shares had “piggy-back” rights.  Management believes that the fair market value of the shares was approximately $35,000.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In July of 2002, we issued 50,000 restricted shares of our common stock to Gary Cella in connection with management services to be provided.  Management believes that the fair market value of the shares was approximately $8250.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In August of 2002, we issued 20,000 shares of our restricted common stock to FilmXero for its website development services.  These shares had “piggy-back” rights.  Management believes that the fair market value of the shares was approximately $4600.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act.

In July of 2003, we issued 1,000,000 restricted shares to MarketByte, L.L.C., in connection with consulting services rendered.  Management believes that the fair market value of the shares was approximately $35,000.  These shares were issued in reliance upon section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In November of 2004, we issued 1,000,000 restricted shares of our common stock to our CEO, and 1,000,000 restricted shares of our common stock to a director, for services rendered to the Company.  Management believes the fair market value of these shares was approximately $620,000.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

On December, 2004, we accepted promissory notes and financing equipment leases tendered under the terms of an exchange offer, obligating us to issue 5,303,258 shares of our common stock in exchange for cancellation of $799,031 in principal and $204,544 of interest on our outstanding promissory notes, and $3,852,000 in principal and $1,940,176 of interest on our outstanding financing equipment leases issued in 1997 through 2001.  These shares were issued in reliance upon Section 3(a)(9) of the Act as an exchange with existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

In January of 2005, we issued 100,000 restricted shares of our common stock to Major General Perry V. Dalby, in connection with consulting services rendered.  Management believes that the fair market value of the shares was approximately $20,000.  These shares were issued in reliance upon section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

Between September, 2003 and January, 2005, we issued an aggregate of 13,926,195 shares to Dutchess Private Equities Fund, L.P., estimated by management to be worth approximately $2,598,119, under the terms of our previous equity line of credit dated July 11, 2002, and upon conversion of debentures issued in connection with that equity line.  These shares were issued in reliance on Section 4(2) under the Act as a transaction by the issuer not involving a public offering.  Their sale by Dutchess Private Equities Fund, L.P. was registered on the SB-2 registration statement filed on August 12, 2002.

In February of 2005, we issued 75,000 restricted shares of our common stock, with piggy-back rights, to Gary Cella in connection with management services to be provided.  Management believes that the fair market value of the shares is approximately $12,375.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In April of 2005, we issued 89,286 restricted shares of our common stock to Major General Perry V. Dalby in connection with consulting services provided.  We believe that the fair market value of the shares is approximately $25,000.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

ITEM 27. Exhibits

EXHIBIT

DESCRIPTION

NO

 (3.1)

Articles of Incorporation of GameCom, Inc., a Texas corporation, incorporated by reference from Exhibit 3.6 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(3.2)

Articles of Amendment to Articles of Incorporation of GameCom, Inc. dated April 30, 2002 effecting change in corporate name, incorporated by reference from Exhibit 3.6 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(3.3)

Articles of Amendment to Articles of Incorporation of VirTra Systems, Inc. dated June 25, 2002 increasing authorized shares, incorporated by reference from Exhibit 3.7 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(3.4)

Bylaws of GameCom, Inc., incorporated by reference from Exhibit 3.7 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(4.1)

Form of Warrant issued to Dutchess as commitment warrant, incorporated by reference from Exhibit 4.4 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(4.2)

Form of Warrant issued to Dutchess as purchase warrant, incorporated by reference from Exhibit 4.5 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(4.3)

Form of Warrant issued to Dutchess and other debenture holders on July 11, 2002 incorporated by reference from Exhibit 4.6 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(4.4)

Form of Convertible Debenture issued to Dutchess, incorporated by reference from Exhibit 10.3 to Report on Form 8-K filed March 2, 2005

(4.5)

Form of Warrant issued to Dutchess, incorporated by reference from Exhibit 10.4 to Report on Form 8-K filed March 2, 2005

 (5.1)

Legal opinion of Raice Paykin, Greenblatt, Lesser & Krieg LLP*

(10.1)

2000 Incentive Stock Option Plan, incorporated by reference from Exhibit 4.3 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(10.3)

Debenture Subscription Agreement dated February 25, 2005 with Dutchess, incorporated by reference from Exhibit 10.2 to Report on Form 8-K filed March 2, 2005

(23.1)

Consent of Raice Paykin Greenblatt, Lesser & Krieg (contained in Exhibit 5)*

(23.2)

Consent of Ham, Langston & Brezina, LLP*

(24.1)

Powers of Attorney (included on the signature page to the registration statement)*

(99.1)

Sample form of equipment lease for equipment used in amusement and theme parks, incorporated by reference from Exhibit 99.1 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(99.2)

Lease for Arizona facility, incorporated by reference from Exhibit 99.2 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

* Previously filed

ITEM 28. Undertakings.

 (a)

The undersigned registrant hereby undertakes that it will:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any additional or changed material information on the plan of distribution;

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned in the City of Arlington, Texas on May 27, 2005.

VirTra Systems, Inc.

By:

/s/ L. Kelly Jones

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ L. Kelly Jones L. Kelly Jones	Chief Executive Officer, Chairman of the Board of Directors, Chief Financial Officer and Chief Accounting Officer	May 27, 2005
/s/ Bob Ferris* Bob Ferris	President and Director	May 27, 2005
/s/ Andrew Wells* Andrew Wells	Director	May 27, 2005

*By: L. Kelly Jones, attorney-in-fact